                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 33-69436


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 6, 1998)

                                 $145,000,000
                                   NVR, Inc.
                           8% Senior Notes due 2005

                                  -----------                              NVR

  The 8% Senior Notes due 2005 (the "Notes") are being offered by NVR, Inc. ("NVR" or the "Company"). The Notes will mature on June 1, 2005. Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998.

  The Company may redeem the Notes, in whole or in part, at any time on or after June 1, 2003 at the redemption prices set forth in this Prospectus Supplement, together with accrued and unpaid interest on the Notes. In the event of a Change of Control (as defined), the Company is required to offer to repurchase all of the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture governing the Notes at a redemption price equal to 108% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined); provided, however, that at least $113,750,000 aggregate principal amount of the Notes remains outstanding immediately after giving effect to any such redemption (excluding any Notes held by the Company).

  The Notes are senior unsecured obligations of the Company, ranking equally in right of payment with the Company's other existing and future senior unsecured indebtedness. The Notes will be guaranteed on a senior unsecured basis by NVR Homes, Inc. ("NVR Homes") and, under certain circumstances, by other subsidiaries of the Company (collectively, the "Subsidiary Guarantors"). The Notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries other than the Subsidiary Guarantors. As of December 31, 1997, on a pro forma basis after giving effect to the application of the estimated net proceeds from the sale of the Notes to refinance outstanding indebtedness, the aggregate amount of indebtedness of the Company would have been approximately $145 million, the aggregate amount of indebtedness of the Subsidiary Guarantors would have been approximately $11 million and the aggregate amount of indebtedness of the Company's subsidiaries other than the Subsidiary Guarantors would have been approximately $108 million, substantially all of which constitutes indebtedness of the Company's mortgage banking operations which is non-recourse to the Company and NVR Homes. Although the Indenture contains certain limitations on the future incurrence of indebtedness by the Company and its Restricted Subsidiaries (as defined), the Company and its subsidiaries will be able to incur significant additional indebtedness, including senior indebtedness ranking equally with the Notes and, under certain circumstances, senior secured indebtedness. See "Capitalization" and "Description of Notes--Certain Covenants."

  The Company's common stock, par value $.01 per share, is traded on the American Stock Exchange under the symbol "NVR." The Company has applied for listing of the Notes on the American Stock Exchange.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED PRIOR TO AN INVESTMENT IN THE NOTES.

                                  -----------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS  TO WHICH IT  RELATES. ANY REPRESENTATION  TO
         THE CONTRARY IS A CRIMINAL OFFENSE.

  The Underwriters have agreed to purchase the Notes from the Company at 98.75% of their principal amount (resulting in $143,187,500 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $388,000), plus accrued interest, if any, from April 14, 1998 to the date of delivery, subject to the terms and conditions as set forth in the Underwriting Agreement.

  The Underwriters propose to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
                                  -----------

  The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company against payment therefor in same day funds on or about April 14, 1998.

                                  -----------

Salomon Smith Barney
                Credit Suisse First Boston
                                         Friedman, Billings, Ramsey & Co., Inc.
April 8, 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. In this Prospectus Supplement and the accompanying Prospectus, except as the context otherwise requires, NVR, Inc. and its subsidiaries are referred to collectively as "NVR" or the "Company" and the financial and operating data reflect the consolidated results of such entities for the periods indicated.

                                  THE COMPANY

  NVR, Inc. ("NVR" or the "Company") is a leading homebuilder with a substantial market position in each of the markets it serves. The Company believes that it was the seventh largest single family homebuilder in the U.S. in 1997. NVR constructs and sells single-family detached homes, townhomes and condominiums primarily to entry level and move-up buyers. NVR's homes range from approximately 985 to 5,410 square feet, with two to five bedrooms, and are priced from approximately $70,000 to $640,000. In 1997, the Company's average home price was approximately $187,700. The Company operates under three tradenames: Ryan Homes, NVHomes and Fox Ridge Homes. Ryan Homes builds moderately priced homes in sixteen metropolitan areas located in Maryland, Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee, and markets its homes primarily to first-time buyers. NVHomes builds homes exclusively in the Washington, D.C. and Baltimore metropolitan areas, and markets its homes primarily to move-up buyers. Fox Ridge builds moderately priced homes in Nashville, Tennessee and markets its homes primarily to first-time and first-time move-up buyers. For the year ended 1997, the Company had homebuilding revenues and EBITDA (as defined) of $1.2 billion and $83.7 million, respectively.

  NVR has been the leading homebuilder in the Washington, D.C. market for more than a decade and has been one of the two leading homebuilders in the Baltimore market during the same period. The Company's market share in 1997 in these markets was over 14% and 17%, respectively, which was in each case more than twice the size of its next largest competitor. NVR is also the leading homebuilder in Pittsburgh, Pennsylvania, Richmond, Virginia, and Rochester and Syracuse, New York, the number two ranked homebuilder in Wilmington, Delaware, and southern New Jersey, and the number three ranked homebuilder in Charlotte, North Carolina and Buffalo, New York. With the acquisition of Fox Ridge Homes in October 1997, the Company believes it is now the leading homebuilder in Nashville, Tennessee.

  In addition, NVR provides a number of mortgage-related services through its national mortgage banking operations, which operate in over 15 states in all regions of the United States. In 1997, NVR's mortgage banking business closed approximately 12,300 loans with an aggregate principal amount of approximately $1.5 billion. NVR's mortgage banking business sells all of the mortgage loans and the related mortgage servicing rights as the mortgages are closed. In 1997, NVR's mortgage banking operations originated mortgage loans for approximately 66% of NVR's homebuyers as well as a significant number of third party loans. In 1997, NVR's homebuyers accounted for approximately 43% of the aggregate dollar amount of loans closed.

  Homebuilding revenues increased from $821 million in 1994 to $1.2 billion in 1997, an increase of 41%, while the Company's homebuilding operating income grew 54% from $42.5 million to $65.5 million over the same period. NVR settled 6,107 homes in 1997, 5,695 in 1996, 4,857 in 1995, and 4,715 in 1994. At
December 31, 1997, the Company had 3,195 units in backlog with an estimated aggregate sales value of approximately $624 million, compared with backlog units and dollars at December 31, 1996 of 2,466 and approximately $453 million, respectively.

                               BUSINESS STRATEGY

  The Company's business strategy includes the following key elements:

  Conservative Operating Strategy--NVR is not in the land business and does not engage in speculative land buying or any land development. In addition, the Company generally constructs homes on a pre-sold basis for the ultimate customer, rather than engaging in speculative building. NVR obtains finished lots for its homebuilding operations by acquiring control over the lots through option contracts with land developers. Purchasing finished lots through options reduces the financial requirements and risks associated with direct land ownership. NVR generally seeks to maintain control over an inventory of lots sufficient to provide for the next 18 to 24 months of projected home sales.

  High Inventory Turnover--NVR's strategy is to maximize inventory turnover. This is accomplished by purchasing finished lots under option, not engaging in speculative land buying or land development, generally only starting a house once it has been sold to a customer, efficiently building homes in 100 days or less on average and minimizing the number of speculative housing units and owned model homes. Management believes that the Company maintains one of the highest inventory turnover rates in the industry, which is approximately 5 times per year. Rapid inventory turnover enables the Company to operate with less capital, thereby enhancing rates of return on equity and total capital.

  Leading Market Positions--NVR's objective is to obtain and maintain a leading market position in each of the markets it serves. The Company believes that regional leadership provides certain valuable efficiencies and competitive advantages, including better access to finished building lots, favorable terms with subcontract labor and a recognized name with the consumer. The Company believes that having a leading market position, combined with a high inventory turnover strategy, minimizes the adverse effects of regional economic cycles and provides the Company with both stability and growth opportunities.

  Focused Product to Diverse Customer Base--The Company's strategy is to offer a limited number of house types within each of its numerous market segments. The market segments served by NVR span a wide range of prices, square footage and house styles. The Company believes that serving many different types of homebuyers limits the risk caused by heavy reliance on any one market segment or price range. In addition, the Company believes that focusing on a limited product line with high consumer appeal within each of its various market segments results in significant construction efficiencies, leading to higher margins and faster inventory turns.

  Control of Overhead and Operating Expenses--The Company continually seeks to minimize overhead expenses in an effort to control its costs and to provide flexibility to respond to the cyclical nature of its business. The Company does this by centralizing many of its administrative functions and by limiting the number of middle management positions.

  Experienced Management--The Company plans to continue its strategy of retaining a loyal and experienced management team. NVR's seven top executives average over 19 years with the Company. The Company has a decentralized system of management, employing regional profit center managers, whose combined experience in the homebuilding business average over 15 years. Each profit center manager supervises the day-to-day activities of that profit center, and is supported by NVR's centralized administrative services.

                              RECENT DEVELOPMENTS

  NVR has reached a nonbinding agreement in principle with BankBoston N.A. ("BankBoston"), the agent bank under its $60 million working capital credit facility, regarding a restructuring of the working capital credit facility. Pursuant to the terms of such agreement in principle, (a) NVR, Inc. would be the borrower under the credit facility instead of NVR's homebuilding subsidiary, NVR Homes, (b) the facility would provide for borrowings of up to $100 million (with an initial committed amount of $60 million) on an unsecured basis, (c) NVR Homes would guarantee the facility, (d) the facility would be scheduled to expire in May 2001, and (e) NVR would reorganize its corporate structure by merging NVR Homes, NVR Financial Services, Inc. and NVR, Inc. NVR intends to complete the restructuring by May 1999. In the event NVR does not complete the restructuring by that time, the facility would expire in November 1999. As a result of the restructuring, the parent company, NVR, Inc., would conduct its homebuilding business directly and would conduct its mortgage banking business through its direct wholly owned subsidiary, NVR Mortgage Finance, Inc. There can be no assurance that the restructuring of the facility or the corporate reorganization will be consummated as described, or at all.

                                  THE OFFERING

Securities Offered........  $145,000,000 principal amount of 8% Senior
                            Notes due 2005 (the "Notes").

Maturity..................  June 1, 2005.

Interest Payment Dates....  Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998.

Optional Redemption.......  The Company may redeem the Notes, in whole or in part, at any time on or after June 1, 2003 at the redemption prices set forth in this Pro-spectus Supplement, together with accrued and unpaid interest on the Notes. In the event of a Change of Control (as defined) the Company is required to offer and repurchase all of the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and un-paid interest, if any, to the date of repur-chase. In addition, prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture governing the Notes at a redemption price equal to 108% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined); provided, however, that at least $113,750,000 aggregate principal amount of the Notes remains outstand-ing immediately after giving effect to any such redemption (excluding any Notes held by the Company).

Ranking...................  The Notes are senior unsecured obligations of the Company, ranking equally in right of pay-ment with the Company's other existing and fu-ture senior unsecured indebtedness. The Notes will be guaranteed on a senior unsecured basis by NVR Homes, Inc. ("NVR Homes") and, under certain circumstances, other subsidiaries of the Company (collectively, the "Subsidiary Guarantors"). The Notes are effectively subor-dinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries other than the Subsidiary Guarantors. As of December 31, 1997, on a pro forma basis after giving ef-fect to the application of the estimated net proceeds from the sale of the Notes to refi-nance outstanding indebtedness, the aggregate amount of indebtedness of the Company would have been approximately $145 million, the ag-gregate amount of indebtedness of the Subsidi-ary Guarantors would have been approximately $11 million and the aggregate amount of indebt-edness of the Company's Subsidiaries other than the Subsidiary Guarantors would have been ap-proximately $108 million (substantially all of which constitutes indebtedness of the Company's mortgage banking operations which is non-re-course to the Company and NVR Homes). Such mortgage banking indebtedness had increased by approximately $25 million as of the date of this Prospectus Supplement. Although the Inden-ture contains certain limitations on the future incurrence of indebtedness by the Company and its Restricted Subsidiaries (as defined), the Company and its subsidiaries will be able to incur significant additional indebtedness, in-cluding senior indebtedness ranking equally with the Notes and, under certain circumstances, senior se-cured indebtedness. See "Capitalization" and "Description of Notes--Certain Covenants."

Certain Covenants.........  The Indenture covering the Notes contains limi-
                            tations on the ability of the Company and its Restricted Subsidiaries to incur indebtedness, pay dividends and make distributions, make loans and investments, enter into transactions with affiliates, effect certain asset sales, incur certain liens, merge or consolidate with any other person, or transfer all or substan-tially all of their properties and assets. These covenants are subject to a number of im-portant qualifications and limitations. See "Description of Notes--Certain Covenants."

Risk Factors..............  Prospective purchasers of the Notes should carefully consider the factors discussed in de-tail elsewhere in this Prospectus Supplement under the caption "Risk Factors."

Use of Proceeds...........  The Company intends to use the net proceeds from the issuance of the Notes to refinance other debt, including the Company's outstanding 11% Senior Notes due 2003 (the "1993 Notes").

Market....................  The Underwriters have informed the Company that they intend to make a market for the Notes, as permitted by applicable law and regulations, but are not obligated to do so, and may discon-tinue any market making activity at any time without notice. The Company has applied for listing of the Notes on the American Stock Ex-change; however no assurance can be given as to such listing or the timing thereof. According-ly, no assurance can be given as to the liquid-ity of or trading market for the Notes.

                        SUMMARY FINANCIAL AND OTHER DATA

  The following summary statement of operations and balance sheet data for the three years ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere or incorporated by reference herein.

                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                                1997        1996       1995
                                             ----------  ----------  ---------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Homebuilding:
  Revenues.................................. $1,154,022  $1,045,930  $ 869,119
  Other income..............................      1,232       1,312      1,577
  Cost of sales.............................   (995,855)   (906,255)  (751,035)
  Selling, general and administrative.......    (87,231)    (71,184)   (63,200)
  Amortization of reorganization value in
   excess of amounts allocable to
   identifiable assets/goodwill.............     (6,635)     (7,048)    (7,048)
                                             ----------  ----------  ---------
    Operating income........................     65,533      62,755     49,413
  Interest expense..........................    (16,410)    (16,611)   (17,166)
                                             ----------  ----------  ---------
    Homebuilding income.....................     49,123      46,144     32,247
Mortgage Banking:
  Mortgage banking fees.....................     25,946      24,029     26,297
  Interest income...........................      6,415       5,351      4,744
  Other income..............................        674          47         46
  General and administrative................    (23,636)    (23,507)   (26,747)
  Amortization of reorganization value in
   excess of amounts allocable to
   identifiable assets/goodwill.............     (1,088)     (1,088)    (1,088)
  Interest expense..........................     (3,544)     (2,249)    (2,090)
                                             ----------  ----------  ---------
    Operating income........................      4,767       2,583      1,162
Total segment income........................     53,890      48,727     33,409
Income tax expense..........................    (25,011)    (22,946)   (17,009)
                                             ----------  ----------  ---------
Income before extraordinary gains...........     28,879      25,781     16,400
Extraordinary gain-repurchase of debt (net
 of tax expense of $645 for the year ended
 December 31, 1995).........................        --          --         927
                                             ----------  ----------  ---------
Net income.................................. $   28,879  $   25,781  $  17,327
                                             ==========  ==========  =========
SELECTED OPERATING DATA:
Homes settled, units........................      6,107       5,695      4,857
Contracts for sale (net of cancellations),
 units......................................      6,686       5,690      5,606
Backlog, units..............................      3,195       2,466      2,471
Backlog, dollars............................ $  623,705  $  453,211  $ 442,268
OTHER DATA:
Homebuilding EBITDA(1)...................... $   83,742  $   74,905  $  60,412
Interest Incurred(2)........................     16,410      16,611     17,166
ADJUSTED DATA(3)
Interest Incurred........................... $   13,524         --         --
Homebuilding EBITDA to Interest Incurred....        6.2x        --         --
Homebuilding indebtedness to Homebuilding
 EBITDA.....................................        1.9x        --         --
Earnings to fixed charges(4)................        3.9x        --         --

                                                            DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
CONSOLIDATED BALANCE SHEET DATA:
Homebuilding inventory.............................. $224,041 $171,693 $154,713
Total assets(5).....................................  564,621  501,165  513,598
Homebuilding indebtedness(5)........................  139,745  134,129  134,118
Total debt(5).......................................  248,138  201,592  221,295
Shareholders' equity................................  144,640  152,010  146,180

--------
(1) Homebuilding EBITDA (earnings before interest, taxes, depreciation and amortization and other non-cash charges) has been computed as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Homebuilding Segment." The Company believes that EBITDA provides a meaningful comparison of operating performance of the homebuilding segment because it excludes the amortization of certain intangible assets and other non-cash items. Although the Company believes the calculation is helpful in understanding the performance of the homebuilding segment, EBITDA should not be considered a substitute for net income or cash flow as indicators of the Company's financial performance or its ability to generate liquidity.
(2) As defined in "Description of Notes--Certain Definitions."
(3) As adjusted to give effect to the issuance and sale by the Company of the Notes and the application of the estimated net proceeds therefrom to refinance other debt, including the 1993 Notes. See "Use of Proceeds."
(4) For purposes of computing the adjusted ratio of earnings to fixed charges, the Company's consolidated earnings have been calculated by adding fixed charges to pre-tax income from continuing operations assuming the issuance of the Notes and the application of the proceeds therefrom as described in "Use of Proceeds." Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and the amortization of debt issuance costs.
(5) Effective in the fourth quarter of 1996, certain limited purpose financing subsidiaries are presented on a net basis. Accordingly, balance sheet data for prior periods have been reclassified to reflect this change. See note 1 to the accompanying NVR consolidated financial statements.

                          FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Supplement, the accompanying Prospectus and the information incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than statements of historical facts included herein or therein, including those regarding market trends, the Company's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements and there can be no assurance that the reasonable expectations of the Company reflected in such forward-looking statements are correct. Such factors include, but are not limited to, general economic and business conditions, interest rate changes, competition, the availability and cost of land and other raw materials used by the Company in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of the Company to integrate any acquired businesses, certain conditions in financial markets, technological problems encountered with the Year 2000 Issue and other factors over which the Company has little or no control, including those factors described in "Risk Factors."

                                 RISK FACTORS

  Prospective investors should carefully consider the risk factors set forth below as well as all of the other information set forth or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus before purchasing the Notes.

REAL ESTATE, ECONOMIC, INTEREST RATE AND OTHER CONDITIONS

  NVR's business is affected by the risks generally incident to the residential construction business, including interest rate levels (which affect the cost and availability of construction financing for NVR and long-term financing for potential purchasers of homes), the availability of adequate land in desirable locations on reasonable terms, unexpected changes in customer preferences, and changes in the national economy and in the local economies of the markets in which NVR operates. These factors (and thus the residential construction business) have tended to be cyclical in nature. Any downturn in the national economy or the local economies of the markets in which NVR operates could have a material adverse effect on NVR's sales, profitability and ability to make required payments on its debt obligations, including the Notes. In particular, during 1997, the Company conducted approximately 66% of its homebuilding business in the Washington, D.C. and Baltimore metropolitan areas, and thus is dependent to a significant extent on the economy and demand for housing in those areas.

  High rates of inflation generally affect the homebuilding industry adversely because of their adverse impact on interest rates. High interest rates not only increase the cost of borrowed funds to homebuilders but also have a significant effect on the affordability of permanent mortgage financing to prospective purchasers. The Company is also subject to potential volatility in the price of commodities that impact costs of materials used in its homebuilding business. Increases in prevailing interest rates could have a material adverse effect on the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

  NVR's financial results also are affected by the risks generally incident to its mortgage banking business, including interest rate levels, the impact of government regulation of mortgage loan originations and servicing and the need to issue forward commitments to fund and sell mortgage loans. NVR's homebuilding customers accounted for 43% of NVR's mortgage banking business in 1997. NVR's mortgage banking business is therefore affected by the volume of NVR's continuing homebuilding operations. The Company's mortgage banking business also is affected by interest rate fluctuations. During periods of declining interest rates, the level of refinancing of home mortgage loans ordinarily increases, thereby increasing the fees earned by the Company's mortgage banking business from refinancings. The Company also may experience marketing losses resulting from daily increases in interest rates to the extent it is unable to match interest rates and amounts on loans it has committed to originate with forward commitments from third parties to purchase such loans. The Company employs procedures designed to mitigate any such potential losses, but there can be no assurance that such procedures will be entirely successful in implementation. Increases in interest rates may have a material adverse effect on the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes. In addition, adverse changes in governmental regulation may have a negative impact on the Company's mortgage loan origination business.

AVAILABILITY OF ADEQUATE LOTS

  The results of NVR's homebuilding operations are dependent upon the continuing ability of NVR to control an adequate number of homebuilding lots in desirable locations. NVR has not experienced significant shortages in the supply of lots in its principal markets or difficulty in controlling lots through option contracts in sufficient numbers and in adequate locations to fulfill its business plan and on terms consistent with its past operations. There can be no assurance, however, that an adequate supply of building lots will continue to be available on terms similar to those available in the past, or that NVR will not be required to devote a greater amount of capital to controlling building lots than it historically has. Although NVR believes that it will have adequate capital resources and financing to control a sufficient number of building lots to fulfill its business plan, there can be no assurance that NVR's resources and financing will be sufficient. An insufficient supply of building lots in one or more of the Company's markets or the inability to purchase or finance building lots on reasonable terms could have a material adverse effect on the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

LEVERAGE; RANKING; POTENTIAL ADVERSE EFFECT OF INDEBTEDNESS ON FUTURE
OPERATIONS

  The Company has, and after consummation of this offering of Notes, will continue to have, significant debt service obligations. As of December 31, 1997, after giving effect to this offering and the application of the proceeds therefrom, the outstanding consolidated indebtedness of the Company would have been approximately $265 million, including approximately $108 million of indebtedness of the Company's mortgage banking operations (substantially all of which is non-recourse to the Company and NVR Homes). Also, as of December 31, 1997, shareholders' equity would have been approximately $134 million.

  The Notes are senior unsecured obligations of the Company, ranking equally in right of payment with the Company's other existing and future senior unsecured indebtedness. The Notes will be guaranteed on a senior unsecured basis by NVR Homes, Inc. ("NVR Homes") and, under certain circumstances, other subsidiaries of the Company (collectively, the "Subsidiary Guarantors"). The Notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries other than the Subsidiary Guarantors. As of December 31, 1997, on a pro forma basis after giving effect to the application of the estimated net proceeds from the sale of the Notes to refinance outstanding indebtedness, the aggregate amount of indebtedness of the Company would have been approximately $145 million, the aggregate amount of indebtedness of the Subsidiary Guarantors would have been approximately $11 million and the aggregate amount of indebtedness of the Company's Subsidiaries other than the Subsidiary Guarantors would have been approximately $108 million (substantially all of which constitutes indebtedness of the Company's mortgage banking operations which is non-recourse to the Company and NVR Homes). Such mortgage banking indebtedness had increased by approximately $25 million as of the date of this Prospectus Supplement. The 1993 Notes are secured by a pledge of the capital stock of NVR Homes, NVRFS and certain other Subsidiaries, and such entities have guaranteed the obligations of the Company in respect of the 1993 Notes. Accordingly, for so long as any of the 1993 Notes remain outstanding, the holders thereof will have claims against such stock and against such entities that is prior to any such claim on the part of the Holders of the Notes. Although the Indenture contains certain limitations on the future incurrence of indebtedness by the Company and its Restricted

Subsidiaries (as defined), the Company and its subsidiaries will be able to incur significant additional indebtedness, including senior indebtedness ranking equally with the Notes and, under certain circumstances, senior secured indebtedness. See "Capitalization" and "Description of Notes--Certain Covenants."

  The Company's ability to make required debt service payments in the future will be dependent upon the Company's operating results, which are subject to financial, economic and other factors affecting the Company that are beyond its control. No assurance can be given that the Company will be able to make required debt service payments. If the Company is at any time unable to generate sufficient cash flow from operations to service its debt, it may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

  The Company's existing working capital facility and the indenture under which the 1993 Notes have been issued contain financial covenants with which the Company currently is in compliance and any future working capital facilities will also contain similar financial covenants. Such working capital facilities and such indenture also contains or will contain other restrictive covenants, including limitations on the ability of the Company and its Restricted Subsidiaries to incur indebtedness, pay dividends and make distributions, make loans and investments, enter into transactions with affiliates, effect certain asset sales, incur certain liens, merge or consolidate with any other person, or transfer all or substantially all of their properties and assets. Significant losses by the Company or other action or inaction by the Company or its subsidiaries could result in the violation of one or more of these covenants which could result in the unavailability of the liquidity provided by the working capital credit facility or a default under such indenture, thereby having a material adverse effect on the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

ACCESS TO FINANCING

  The Company's homebuilding operations are dependent in part on the availability and cost of working capital financing, and may be adversely affected by a shortage or an increase in the cost of such financing. The Company believes that it will be able to meet its needs for working capital financing from cash generated from operations and from its existing or a replacement working capital revolving credit facility. If the Company requires working capital greater than that provided by the working capital credit facility, it may be required to seek to increase the amount available under the facility or to obtain other sources of financing. No assurance can be given that additional or replacement financing will be available on terms that are favorable or acceptable to the Company.

  The Company's current working capital credit facility expires on May 31, 2000. However, NVR has reached a nonbinding agreement in principle with BankBoston, the agent bank under its current working capital facility regarding a restructuring of the working capital facility. See "Prospectus Supplement Summary--Recent Developments." Pursuant to the terms of that agreement in principle, the restructured facility would be scheduled to expire in May 2001. Alternatively if the corporate reorganization of the Company does not occur by May 1999, the facility would expire in November 1999. There can be no assurance that the Company will be able to consummate the restructuring of the facility, or if unsuccessful, to extend the current facility or obtain other sources of financing if either facility expires without being extended. If the Company is at any time unsuccessful in obtaining sufficient capital to fund its planned homebuilding expenditures, its homes under construction at that time may be significantly delayed. Any such delay could result in cost increases and could have a material adverse effect on the Company's future results from operations and cash flows.

  The Company's mortgage banking operations are dependent on the availability, cost and other terms of additional mortgage warehouse financing, and may be adversely affected by any shortage or increased cost of such financing. Although the Company believes that its needs for mortgage warehouse financing will be met by its existing mortgage warehouse arrangements and repurchase agreements, no assurance can be given that any additional or replacement financing will be available on terms that are favorable or acceptable to the Company. The Company's mortgage banking operations are also dependent upon the securitization market for mortgage-backed securities, and could be materially adversely affected by any fluctuation or downturn in such market.

REGULATORY AND ENVIRONMENTAL MATTERS RELATED TO HOMEBUILDING

  The Company and its competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. The Company has from time to time been subject to, and may also be subject in the future to, periodic delays in its homebuilding projects due to building moratoria in the areas in which it operates. Changes in regulations that restrict homebuilding activities in one or more of the Company's principal markets could have a material adverse effect on the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

  The Company and its competitors are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The Company is also subject to a variety of environmental conditions that can affect its business and its homebuilding projects. The particular environmental laws that apply to any given homebuilding site vary greatly according to the location and environmental condition of the site and the present and former uses of the site and adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas, thereby adversely affecting the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

COMPETITION AND MARKET FACTORS

  The housing industry is highly competitive. NVR competes with numerous homebuilders of varying size, ranging from local to national in scope, some of whom have greater financial resources than NVR. The Company also faces competition from the home resale market. NVR's homebuilding operations compete primarily on the basis of price, location, design, quality, service and reputation. NVR's homebuilding operations historically have been one of the market leaders in each of the markets where NVR operates.

  The mortgage banking industry is also highly competitive, both for loan origination at the time a property is sold, and for refinancings. The Company's main competition comes from other national, regional and local mortgage bankers, thrifts and banks in each of these markets. NVR's mortgage banking operations compete primarily on the basis of customer service, variety of products offered, interest rates offered, prices of ancillary services and relative financing availability and costs.

  There can be no assurance that the Company will continue to compete successfully in its homebuilding or mortgage banking operations.

RISK OF MATERIAL AND LABOR SHORTAGES

  The Company is not presently experiencing any serious material or labor shortages; however, the residential construction business has in the past, from time to time, experienced serious material and labor shortages, including shortages in insulation, drywall, certain carpentry work, cement, as well as fluctuating lumber prices and supply. In addition, high employment levels and strong construction market conditions could restrict the labor force available to the Company and its subcontractors in one or more of the Company's markets. Delays in construction of homes, or material increases in costs, resulting from these shortages could have a material adverse effect upon the Company's sales, profitability and ability to make required payments on its debt obligations, including the Notes.

ABSENCE OF ACTIVE TRADING MARKET FOR THE NOTES

  The Notes are newly issued securities for which there is no established trading market, and the Notes may not be widely distributed. The Underwriters have informed the Company that they intend to make a market for the Notes, as permitted by applicable law and regulations, but are not obligated to do so, and any Underwriter may discontinue any market making activity at any time without notice. Accordingly, no assurance can be given as to the liquidity of, trading market for, or secondary market prices for the Notes. To the extent that an active market for the Notes does not develop, the liquidity of, trading market for, or secondary market prices for the Notes may be adversely affected. The Company has applied for listing of the Notes on the American Stock Exchange; however, there can be no assurance that the Notes will be listed or as to the timing thereof.

CHANGE OF CONTROL

  Upon a Change of Control (as defined in the Indenture governing the Notes), the Company will be required to offer to repurchase all of the outstanding Notes at 101 percent of their principal amount, plus accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to repurchase the Notes upon the occurrence of a Change of Control. In addition, a Change of Control may require the Company to offer to repurchase other outstanding indebtedness and may cause a default under the Company's working capital credit facility. An inability to repurchase all of the Notes tendered would constitute an event of default under the Indenture. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and thus the removal of incumbent management. See "Description of Notes-- Repurchase of Notes Upon Change of Control."

FRAUDULENT CONVEYANCE RISK

  The Notes are senior unsecured obligations of the Company and will be guaranteed by NVR Homes, a direct, wholly owned subsidiary of the Company, and, under certain circumstances, other Subsidiary Guarantors in addition to NVR Homes. The incurrence by the Company of the indebtedness evidenced by the Notes and by the Subsidiary Guarantors of the obligations represented by the Subsidiary Guarantees is subject to review under relevant U.S. federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or a lawsuit by or on behalf of creditors of the Company or the Subsidiary Guarantors. The statutes generally provide that if a court determines that at the time the Notes were issued and the proceeds applied,
(i) the Company issued the Notes and applied the proceeds with the intent of hindering, delaying or defrauding creditors or (ii) the Company or a Subsidiary Guarantor received less than a reasonably equivalent value or fair consideration for issuing the Notes or the Subsidiary Guarantee, respectively, and, after so applying the proceeds, the Company or the Subsidiary Guarantor
(A) was insolvent or rendered insolvent by reason of such transactions, (B) was engaged in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under Fraudulent Conveyance Statutes), such court could subordinate all or a part of the Notes or the Subsidiary Guarantee to existing and future indebtedness of the Company or the Subsidiary Guarantor, recover any payments made on the Notes or the Subsidiary Guarantee or take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes or the Subsidiary Guarantee.

  Based upon the financial and other information currently available to it, each of the Company and NVR Homes believes that the indebtedness and obligations evidenced by the Notes and the Subsidiary Guarantee will be incurred and proceeds of the Notes will be used for proper purposes and in good faith. Each of the Company and NVR Homes believes that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Notes and the Subsidiary Guarantee, it will be solvent and will have sufficient capital to carry on its business and that it will pay its debts as they mature. No assurances can be given, however, that a court would concur with such beliefs and positions. The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the company is unable to pay its debts as they become due in the usual course of its business or the sum of the company's debts is greater than all of the company's property at a fair valuation or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. In rendering their opinion on the validity of the Notes and the Guarantee, counsel for the Company and NVR Homes and counsel for the Underwriters will express no opinion as to the effect of Fraudulent Conveyance Statutes or laws affecting the enforcement of creditors' rights generally.

  The holders of the Notes will have the benefit of the Guarantee of NVR Homes and, under certain circumstances, of other Subsidiary Guarantors in addition to NVR Homes. However, each Subsidiary Guarantee will be limited to the maximum amount which the Subsidiary Guarantor is permitted to guarantee under applicable law. As a result, the Subsidiary Guarantor's liability under its Subsidiary Guarantee could be reduced to zero, depending upon the amount of other obligations of the Subsidiary Guarantor. Notwithstanding such provisions, such Subsidiary Guarantee may be subject to review by a court under relevant Fraudulent Conveyance Statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. The Subsidiary Guarantee may also be released under certain circumstances. See "Description of Notes--Subsidiary Guarantees."

                                USE OF PROCEEDS

  The net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from the issuance of the Notes are estimated to be approximately $142.8 million. The Company intends to apply such net proceeds to refinance other debt, including the Company's remaining 1993 Notes. The 1993 Notes were issued in the original principal amount of $160 million at an interest rate of 11% and are scheduled to mature in 2003. Currently there is $120 million in principal amount of the 1993 Notes in the public market. The Company intends to commence a tender offer to repurchase the remaining 1993 Notes promptly following consummation of this offering. The Company has agreed in the Indenture to call any remaining 1993 Notes in December 1998, the time at which the 1993 Notes first become redeemable, at a purchase price of 105.5% of the principal amount thereof in accordance with the terms of the indenture governing the 1993 Notes, and to maintain, at all times prior to completion of such redemption, Investments in Cash Equivalents (as such terms are defined in the Indenture) at least equal to the lesser of
(i) $80.0 million, and (ii) the outstanding principal amount of 1993 Notes not theretofore redeemed or repurchased. In addition, the Company has irrevocably exercised its option to purchase, effective in May 1999, certain office buildings, which will thereby extinguish the Company's obligations under the capital lease pertaining to these buildings. The capital lease has annual imputed interest of 13.83% per year and was carried on the Company's balance sheet at December 31, 1997 as a liability in an amount of $8.3 million (which is net of a $3.4 million debt discount that is being amortized to interest expense over the life of the lease). Pending the purchase, the Company will irrevocably deposit in escrow with the Trustee the minimum amount necessary to exercise the purchase option (approximately $12 million). Pending the closing of the Company's tender offer for, and any subsequent redemption of, the 1993 Notes, the Company intends to hold the remaining net proceeds from the issuance of the Notes in cash and short-term investments.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at December 31, 1997, on an historical and as adjusted basis to reflect the issuance by the Company of the Notes and the application of the estimated net proceeds from the issuance of the Notes as described under "Use of Proceeds."

                                                          DECEMBER 31, 1997
                                                       -------------------------
                                                        ACTUAL   AS ADJUSTED
                                                       --------  -----------
                                                            (IN THOUSANDS)
Cash.................................................. $ 41,684   $ 41,599
                                                       ========   ========
Debt:
  Homebuilding indebtedness
    Notes Payable..................................... $  5,728   $  5,728
    Other term debt...................................   14,017      5,627
    11% Senior Notes due 2003.........................  120,000        --
     8% Notes due 2005................................      --     145,000
                                                       --------   --------
      Total homebuilding debt.........................  139,745    156,355
  Mortgage banking indebtedness(1)....................  108,393    108,393
                                                       --------   --------
      Total debt......................................  248,138    264,748
                                                       --------   --------
Shareholders' equity:
  Common Stock........................................      200        200
  Paid in capital.....................................  164,731    164,731
  Retained earnings(2)................................   75,977     65,580
  Less treasury stock at cost.........................  (96,268)   (96,268)
                                                       --------   --------
      Total shareholders' equity......................  144,640    134,243
                                                       --------   --------
Total capitalization.................................. $392,778   $398,991
                                                       ========   ========

--------
(1)Mortgage banking indebtedness is non-recourse to NVR, Inc. and NVR Homes.
(2) The change in retained earnings results from recognition of an extraordinary loss, net of income tax benefit, upon the early extinguishment of the debt being repaid with the proceeds of the offering of the Notes.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  NVR, Inc. is a holding company that operates in two business segments: homebuilding and mortgage banking. The results of these two segments are discussed separately below. Holding company general and administrative expenses are fully allocated to the homebuilding and mortgage banking segments in the information presented below.

HOMEBUILDING SEGMENT

  Homebuilding revenues for 1997 increased 10.3% to $1,154,022 from $1,045,930 in 1996. The increase in revenues was primarily due to a 7.2% increase in the number of homes settled from 5,695 in 1996 to 6,107 in 1997 and to a 2.7% increase in the average settlement price from $182.7 in 1996 to $187.7 in 1997. New orders for 1997 increased 17.5% to 6,686 compared with 5,690 in 1996. The increase in new orders is attributed to a more favorable interest rate environment in the current year compared to the prior year, and to sales associated with the Company's expansion markets. Homebuilding revenues for 1996 increased 20.3% to $1,045,930 from $869,119 in 1995. The increase in revenues was primarily due to a 17.3% increase in the number of homes settled from 4,857 in 1995 to 5,695 in 1996 and to a 2.8% increase in the average settlement price from $177.7 in 1995 to $182.7 in 1996. New orders for 1996 increased 1.5% to 5,690 compared with 5,606 in 1995.

  Gross profit margins increased to 13.7% in 1997 compared to 13.4% in 1996. The increase in gross profit margins from that experienced in 1996 was primarily attributable to more favorable market conditions in certain of the Company's markets, fewer additional weather-related costs incurred in the construction of homes as a result of mild winter weather conditions in NVR's principal markets in the first quarter of 1997 as compared to the first quarter of 1996, and continued emphasis on controlling construction costs. Gross profit margins decreased to 13.4% in 1996 compared to 13.6% in 1995. The decrease in gross profit margins in 1996 from the 1995 year was primarily attributable to more competitive market conditions in certain of the Company's markets and, to a lesser extent, higher lumber costs.

  SG&A expenses for 1997 increased $16,047 to $87,231 from $71,184 in 1996, and as a percentage of revenues increased to 7.8% in 1997 from 6.8% in 1996. The dollar increase is partially due to increased costs that correspond to the aforementioned increase in revenues, and costs incurred to grow the Company's expansion markets to full operational levels. Further, the higher SG&A is also attributable to an increase of approximately $6,000 for a noncash expense associated with an equity based management incentive plan, and to a non-recurring $1,600 incentive payment earned by the Company's Board of Directors pursuant to the terms of the Company's Plan of Reorganization that became effective on September 30, 1993. SG&A expenses for 1996 increased $7,984 to $71,184 from $63,200 in 1995, but as a percentage of revenues decreased from 7.3% in 1995 to 6.8% in 1996. The dollar increase in SG&A expenses in 1996 was primarily due to increased costs that correspond to the aforementioned increase in revenues.

  Backlog units and dollars were 3,195 and $623,705, respectively, at December 31, 1997 compared to backlog units of 2,466 and dollars of $453,211 at December 31, 1996. The increase in backlog dollars and units was primarily due to a 33.5% increase in new orders for the six months ended December 31, 1997 as compared to the six months ended December 31, 1996. Backlog units and dollars were 2,466 and $453,211, respectively, at December 31, 1996 compared to backlog units of 2,471 and dollars of $442,268 at December 31, 1995. The increase in backlog dollars was primarily due to a 2.6% increase in the average sales prices during 1996 as compared to the same 1995 period.

  The Company believes that earnings before interest, taxes, depreciation and amortization and other noncash charges ("EBITDA") provides a meaningful comparison of operating performance of the homebuilding segment because it excludes the amortization of certain intangible assets and other non-cash items. Although the Company believes the calculation is helpful in understanding the performance of the homebuilding segment, EBITDA should not be considered a substitute for net income or cash flow as indicators of the Company's financial performance or its ability to generate liquidity.

 CALCULATION OF HOMEBUILDING EBITDA:

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
   Operating income................................ $65,533  $62,755  $49,413
   Depreciation....................................   3,588    2,863    2,211
   Amortization of excess reorganization
    value/goodwill.................................   6,635    7,048    7,048
   Other non-cash items............................   7,986    2,239    1,740
                                                    -------  -------  -------
   Homebuilding EBITDA............................. $83,742  $74,905  $60,412
                                                    =======  =======  =======
   % of Homebuilding revenues......................     7.3%     7.2%     7.0%

  Homebuilding EBITDA in 1997 was 11.8% higher than in 1996, and as a percentage of revenues increased from 7.2% in 1996 to 7.3% in 1997. Homebuilding EBITDA in 1996 was 24.0% higher than in 1995, and as a percentage of revenues increased from 7.0% to 7.2%.

MORTGAGE BANKING SEGMENT

  The mortgage banking segment generated operating income of $4,767 for the year ended December 31, 1997 compared to operating income of $2,583 during the year ended December 31, 1996 and operating income of $1,162 during the year ended December 31, 1995. Mortgage loan closings were $1,485,763, $1,243,945 and $1,092,676 during the respective years ended December 31, 1997, 1996 and 1995. The increases in operating income and mortgage loan closings were achieved despite continued strong price competition.

  Mortgage banking fees increased $1,917 when comparing 1997 and 1996 and decreased $2,268 when comparing 1996 and 1995. A summary of mortgage banking fees is noted below:

                                                        1997    1996     1995
                                                       ------- -------  -------
   MORTGAGE BANKING FEES:
   Net gain on sale of loans.......................... $16,731 $14,401  $ 8,320
   Servicing..........................................   1,733   4,894    7,128
   Title services.....................................   6,413   5,928    5,315
   Gain (loss) on sale of servicing...................   1,069  (1,194)   5,534
                                                       ------- -------  -------
                                                       $25,946 $24,029  $26,297
                                                       ======= =======  =======

  Effective during the second quarter of 1997, the mortgage banking operations sold the remaining portion of its core mortgage servicing portfolio. The sale of the core mortgage servicing portfolio and the ongoing sale of servicing rights on a flow basis are the result of the concentration of the mortgage banking operations on the primary business of providing mortgage financing and related services to NVR and other home buyers.

  Mortgage banking fees in 1997 were higher in comparison to 1996, primarily as a result of higher gain on sale of loans. The higher gain on sale of loans can be attributed to increased loan closings and higher servicing values realized through the sale of mortgage servicing rights. These gains were partially offset by the lower servicing fee revenues resulting from the reduction in the mortgage servicing portfolio. Operating income was higher in 1997 in comparison to 1996 as a result of the increase in mortgage loan closings noted above and other income from a joint venture which effectively began operations during 1997.

  Mortgage banking fees in 1996 were lower in comparison to 1995, which was primarily attributable to the loss on sale of servicing rights and lower servicing fee revenues resulting from the reduction in the mortgage loan servicing portfolio. These lower revenues were partially offset by the improved marketing results on the sale of mortgage loans and higher servicing values realized through the sale of mortgage servicing rights recognized under Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights. Operating income was higher in 1996 in comparison to 1995 as a result of the cost cutting measures enacted by the mortgage banking group during 1996 and the increase in mortgage loan closings noted above.

SEASONALITY

  The results of NVR's homebuilding operations generally reflect the seasonality of the housing market in the Middle Atlantic region of the United States. NVR historically has entered into more sales contracts in this region during the first and second quarters, and the highest numbers of settlements historically have occurred in the second, third and fourth quarters. Because NVR's mortgage banking operations generate part of their business from NVR's homebuilding operations and from other homebuilders affected by seasonality, to the extent that homebuilding is affected by seasonality, mortgage banking operations may also be affected. The existence of mortgage banking and title services offices outside of the Middle Atlantic region and the existence of third-party business tend to reduce the effects of seasonality on the results of NVR's operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related information. Both statements are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Based on the nature of the Company's operations, Management does not expect that, upon adoption of SFAS No. 130, future reported comprehensive income will differ materially from future reported net income. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual and interim financial statements. Adoption of SFAS No. 131 will have no impact on the Company's results of operations or financial condition.

YEAR 2000 ISSUE

  The Year 2000 Issue is the risk that computer programs using two-digit date fields will fail to properly recognize the year 2000, with the result being business interruptions due to computer system failures by the Company's software or hardware or that of government entities, service providers and vendors. The Company has developed a plan to assess the Company's exposure with respect to the Year 2000 Issue, and currently is in the process of performing its review. Based on a preliminary assessment, management does not believe that the Company's exposure to the Year 2000 Issue will have a material effect on its financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  NVR's homebuilding segment generally provides for its working capital cash requirements using cash generated from operations and a credit facility. The homebuilding segment currently has available a $60,000 unsecured working capital revolving credit agreement that expires in May 2000 to fund its working capital needs, under which no amounts were outstanding at December 31, 1997. NVR has reached a nonbinding agreement in principle with BankBoston, the agent bank under its current working capital facility regarding a restructuring of the working capital credit facility. Pursuant to the terms of such agreement in principle, (a) NVR, Inc. would be the borrower under the credit facility instead of NVR's homebuilding subsidiary, NVR Homes, (b) the facility would provide for borrowings of up to $100 million (with an initial committed amount of $60 million) on an unsecured basis, (c) NVR Homes would guarantee the facility, (d) the facility would be scheduled to expire in May 2001, and (e) NVR would reorganize its corporate structure by merging NVR Homes, NVR Financial Services, Inc. and NVR, Inc. NVR intends to complete the restructuring by May 1999. In the event NVR does not complete the restructuring by that time, the facility would expire in November 1999. As a result of the restructuring, the parent company, NVR, Inc., would conduct its homebuilding business directly and would conduct its mortgage banking business through its wholly owned subsidiary, NVR Mortgage Finance, Inc. There can be no assurance that the restructuring of the facility or the corporate reorganization will be consummated as described, or at all.

  NVR's mortgage banking segment provides for its mortgage origination and other operating activities using cash generated from operations as well as various short-term credit facilities. NVR Mortgage Finance, Inc. ("NVR Finance") has available a $125,000 mortgage warehouse facility to fund its mortgage origination activities, under which $77,765 was outstanding at December 31, 1997. NVR Finance from time to time enters into various gestation and repurchase agreements. NVR Finance currently has available an aggregate of $145,000 of borrowing capacity in such uncommitted and committed facilities. There was an aggregate of $30,628 outstanding under such gestation and repurchase agreements at December 31, 1997. All of such facilities and obligations are secured by the assets financed without recourse to the Company or any of its subsidiaries.

  On January 20, 1998, the Company filed the Registration Statement of which this Prospectus is a part for the issuance of up to $400 million of the Company's debt securities. The Registration Statement was declared effective on February 27, 1998, and provides that debt securities may be offered from time to time in one or more series, and in the form of senior or subordinated debt. Prior to completion of the Offering, no debt securities will have been issued under the Registration Statement.

  Various debt agreements limit the ability of NVR's subsidiaries to transfer funds to NVR in the form of dividends, loans or advances. NVR's subsidiaries had net assets (after intercompany eliminations) of $261,806 as of December 31, 1997, that were so restricted, substantially all of which limitations were under the existing Credit Agreement, which the Company intends to restructure as described above.

  As shown in NVR's consolidated statement of cash flows for the year ended December 31, 1997, NVR's operating activities used cash of $15,025 for this period. The cash was used primarily to increase homebuilding inventory due to a general increase in the Company's business activity. Further, cash was also used due to an increase in mortgage loans held for sale which was related to a 19% increase in mortgage loan closings during 1997 compared to fiscal year 1996's loan closing volume.

  Net cash provided by investing activities was $19,165 for the year ended December 31, 1997. The primary sources of cash were principal payments on and proceeds from the sale of mortgage-backed securities, which are primarily used for the redemption of bonds as discussed below, and proceeds from the sale of mortgage servicing rights. The primary use of cash for investment activities involved the Company's acquisition of Fox Ridge Homes, Inc. on October 31, 1997. NVR Fox Ridge, Inc. ("Fox Ridge"), a wholly owned subsidiary of NVR Homes, Inc., itself wholly owned by NVR, purchased substantially all of the assets and assumed certain liabilities of Fox Ridge Homes, Inc. ("FRH"), a homebuilder in Nashville, Tennessee. In addition to Fox Ridge assuming approximately $11,000 of FRH's construction debt plus certain other liabilities, Fox Ridge paid to FRH $14,250 in cash at settlement on October 31, 1997, and issued a note payable for the remaining $4,750 purchase price. The note bears interest at 200 basis points above the federal funds target rate, and will be paid in three annual installments on October 31, 1998, 1999, and 2000, including accrued interest.

  Net cash used for financing activities was $33,195 for the year ended December 31, 1997. Cash was primarily used for NVR's purchase of approximately
2.8 million shares of its common stock for an aggregate purchase price of $45,545 during the year ended December 31, 1997. The Company may, from time to time, repurchase additional shares of its common stock, pursuant to repurchase authorizations by the Board of Directors and subject to the restrictions contained within the Company's debt agreements. NVR had net borrowings under the mortgage banking credit lines of approximately $40,930 used to finance mortgage loan inventory. The Company also repaid the $11,000 construction loan assumed in the acquisition of Fox Ridge noted above. Cash was also used for the redemption of collateralized bonds using cash provided by the related mortgage backed securities as discussed above.

  The Company believes that internally generated cash and borrowings available under credit facilities will be sufficient to satisfy near and long term cash requirements for working capital and debt service in both its homebuilding and mortgage banking operations.

                                   BUSINESS

GENERAL

  NVR, Inc. ("NVR" or the "Company") is a leading homebuilder with a substantial market position in each of the markets it serves. The Company believes that it was the seventh largest single family homebuilder in the U.S. in 1997. NVR constructs and sells single-family detached homes, townhomes and condominiums primarily to entry level and move-up buyers. NVR's homes range from approximately 985 to 5,410 square feet, with two to five bedrooms, and are priced from approximately $70,000 to $640,000. In 1997, the Company's average home price was approximately $187,700. The Company operates under three tradenames: Ryan Homes, NVHomes and Fox Ridge Homes. Ryan Homes builds moderately priced homes in sixteen metropolitan areas located in Maryland, Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee, and markets its homes primarily to first-time buyers. NVHomes builds homes exclusively in the Washington, D.C. and Baltimore metropolitan areas, and markets its homes primarily to move-up buyers. Fox Ridge builds moderately priced homes in Nashville, Tennessee and markets its homes primarily to first-time and first-time move-up buyers. For the year ended 1997, the Company had homebuilding revenues and EBITDA (as defined) of $1.2 billion and $83.7 million, respectively.

  NVR has been the leading homebuilder in the Washington, D.C. market for more than a decade and has been one of the two leading homebuilders in the Baltimore market during the same period. The Company's market share in 1997 in these markets was over 14% and 17%, respectively, which was in each case, more than twice the size of its next largest competitor. NVR is also the leading homebuilder in Pittsburgh, Pennsylvania, Richmond, Virginia; and Rochester and Syracuse, New York, the number two ranked homebuilder in Wilmington, Delaware, and southern New Jersey, and the number three ranked homebuilder in Charlotte, North Carolina and Buffalo, New York. With the acquisition of Fox Ridge Homes in October 1997, the Company believes it is now the leading homebuilder in Nashville, Tennessee.

  In addition, NVR provides a number of mortgage-related services through its national mortgage banking operations, which operate in over 15 states in all regions of the United States. In 1997, NVR's mortgage banking business closed approximately 12,300 loans with an aggregate principal amount of approximately $1.5 billion. NVR's mortgage banking business sells all of the mortgage loans and the related mortgage servicing rights as the mortgages are closed. In 1997, NVR's mortgage banking operations originated mortgage loans for approximately 66% of NVR's homebuyers as well as a significant number of third party loans. In 1997, NVR's homebuyers accounted for approximately 43% of the aggregate dollar amount of loans closed.

  Homebuilding revenues increased from $821 million in 1994 to $1.2 billion in 1997, an increase of 41%, while the Company's homebuilding operating income grew 54% from $42.5 million to $65.5 million over the same period. NVR settled 6,107 homes in 1997, 5,695 in 1996, 4,857 in 1995, and 4,715 in 1994. At
December 31, 1997, the Company had 3,195 units in backlog with an estimated aggregate sales value of approximately $624 million, compared with backlog units and dollars at December 31, 1996 of 2,466 and approximately $453 million, respectively.

  NVR, Inc., formed in 1980 as NVHomes, Inc., is a holding company that currently operates, through its subsidiaries, in two business segments, homebuilding and mortgage banking. Segment information for NVR's homebuilding and mortgage banking businesses is included in note 3 to NVR's consolidated financial statements.

BUSINESS STRATEGY

  The Company's business strategy includes the following key elements:

  Conservative Operating Strategy--NVR is not in the land business and does not engage in speculative land buying or any land development. In addition, the Company generally constructs homes on a pre-sold basis for the ultimate customer, rather than engaging in speculative building. NVR obtains finished lots for its homebuilding operations by acquiring control over the lots through option contracts with land developers. Purchasing finished lots through options reduces the financial requirements and risks associated with direct land ownership. NVR generally seeks to maintain control over an inventory of lots sufficient to provide for the next 18 to 24 months of projected home sales.

  High Inventory Turnover--NVR's strategy is to maximize inventory turnover. This is accomplished by purchasing finished lots under option, not engaging in speculative land buying or land development, generally only starting a house once it has been sold to a customer, efficiently building homes in 100 days or less on average and minimizing the number of speculative housing units and owned model homes. Management believes that the Company maintains one of the highest inventory turnover rates in the industry, which is approximately 5 times per year. Rapid inventory turnover enables the Company to operate with less capital, thereby enhancing rates of return on equity and total capital.

  Leading Market Positions--NVR's objective is to obtain and maintain a leading market position in each of the markets it serves. The Company believes that regional leadership provides certain valuable efficiencies and competitive advantages, including better access to finished building lots, favorable terms with subcontract labor and a recognized name with the consumer. The Company believes that having a leading market position, combined with a high inventory turnover strategy, minimizes the adverse effects of regional economic cycles and provides the Company with both stability and growth opportunities.

  Focused Product to Diverse Customer Base--The Company's strategy is to offer a limited number of house types within each of its numerous market segments. The market segments served by NVR span a wide range of prices, square footage and house styles. The Company believes that serving many different types of homebuyers limits the risk caused by heavy reliance on any one market segment or price range. In addition, the Company believes that focusing on a limited product line with high consumer appeal within each of its various market segments results in significant construction efficiencies, leading to higher margins and faster inventory turns.

  Control of Overhead and Operating Expenses--The Company continually seeks to minimize overhead expenses in an effort to control its costs and to provide flexibility to respond to the cyclical nature of its business. The Company does this by centralizing many of its administrative functions and by limiting the number of middle management positions.

  Experienced Management--The Company plans to continue its strategy of retaining a loyal and experienced management team. NVR's seven top executives average over 19 years with the Company. The Company has a decentralized system of management, employing regional profit center managers, whose combined experience in the homebuilding business average over 15 years. Each profit center manager supervises the day-to-day activities of that profit center, and is supported by NVR's centralized administrative services.

HOMEBUILDING

 Products

  NVR offers single-family detached homes, townhomes, and condominium buildings with many different basic home designs which have a variety of elevations and numerous other options. Homes built by NVR combine traditional or colonial exterior designs with contemporary interior designs and amenities. NVR's homes range from 985 to 5,410 square feet, with two to five bedrooms, and are priced from approximately $70,000 to $640,000.

 Markets

  The following table summarizes settlements and contracts for sales of homes for each of the last three years by region:

                                                           CONTRACTS FOR SALE
                                       SETTLEMENTS       (NET OF CANCELLATIONS)
                                 YEAR ENDED DECEMBER 31, YEAR ENDED DECEMBER 31,
                                 ----------------------- -----------------------
   REGION                         1997    1996    1995    1997    1996    1995
   ------                        ------- ------- ------- ------- ------- -------
   Washington/Baltimore.........   3,774   3,834   3,375   4,084   3,751   3,842
   Other(1).....................   2,333   1,861   1,482   2,602   1,939   1,764
                                 ------- ------- ------- ------- ------- -------
   Total........................   6,107   5,695   4,857   6,686   5,690   5,606
                                 ======= ======= ======= ======= ======= =======

--------
(1) Includes Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Tennessee and Delaware.

 Construction

  Construction work on NVR's homes is performed by independent subcontractors under fixed-price contracts. The work of subcontractors is performed under the supervision of NVR employees who monitor quality control. NVR uses many independent subcontractors representing the building trades in its various markets and is dependent neither on any single subcontractor nor on a small number of subcontractors.

 Sales and Marketing

  NVR's preferred marketing method is for customers to visit a furnished model home featuring many built-in options and a landscaped lot. The garages of these homes are usually converted into temporary sales centers where alternative facades and floor plans are displayed and designs for other models are available for review. Sales representatives are compensated largely on a commission basis.

 Regulation

  NVR and its subcontractors must comply with various federal, state and local zoning, building, pollution, environmental, advertising and consumer credit statutes, rules and regulations, as well as other regulations and requirements in connection with its construction and sales activities. All of these regulations have increased the cost required to market NVR's products. Counties and cities in which NVR builds homes have at times declared moratoriums on the issuance of building permits and imposed other restrictions in the areas in which sewage treatment facilities and other public facilities do not reach minimum standards. To date, restrictive zoning laws and imposition of moratoriums have not had a material adverse effect on NVR's construction activities. However, there is no assurance that such restrictions will not adversely affect NVR in the future.

 Competition and Market Factors

  The housing industry is highly competitive. NVR competes with numerous homebuilders of varying size, ranging from local to national in scope, some of whom have greater financial resources than NVR. The Company also faces competition from the home resale market. NVR's homebuilding operations compete primarily on the basis of price, location, design, quality, service and reputation. NVR's homebuilding operations historically have been one of the market leaders in each of the markets where NVR operates.

  The housing industry is cyclical and is affected by consumer confidence levels, prevailing economic conditions and interest rates. In addition, a variety of other factors affect the housing industry and the demand for new homes, including the availability and increases in the cost of land, labor and materials, changes in consumer preferences, demographic trends and the availability of mortgage finance programs.

  NVR is dependent upon building material suppliers for a continuous flow of raw materials. Whenever possible, NVR utilizes standard products available from multiple sources. Such raw materials have been generally available in adequate supply.

MORTGAGE BANKING

  NVR provides a number of mortgage related services to its homebuilding customers and to other customers through its mortgage banking operations. The mortgage banking operations of NVR also include separate companies which broker title insurance and perform title searches in connection with mortgage loan closings for which they receive commissions and fees.

  NVR's mortgage banking business sells all of the mortgage loans it closes to investors in the secondary markets, rather than holding them for investment. NVR's wholly owned subsidiary, NVR Mortgage Finance, Inc. ("NVR Finance") is an approved seller/servicer for FNMA, GNMA, FHLMC, VA and FHA mortgage loans. The size of its servicing portfolio has decreased to approximately $224 million in principal amount of loans being serviced at the end of 1997, from $579 million at the end of 1996, due to the sale of its core mortgage servicing portfolio during 1997. NVR's mortgage banking operations intend to sell future originated mortgage servicing rights on a flow basis in order to concentrate its mortgage banking operations on the primary business of providing mortgage financing to NVR and other homebuyers.

 Mortgage-Backed Securities

  NVR has a limited purpose financing subsidiary to facilitate the financing of long-term mortgage loans through the sale of bonds collateralized by mortgage-backed securities, including certificates guaranteed as to the full and timely payment of principal and interest by FNMA, and certificates guaranteed as to payment of principal and interest by GNMA and FHLMC. The issuance of mortgage-collateralized bonds has in the past facilitated NVR's ability, through its mortgage-banking subsidiaries, to provide home mortgage financing to its customers. There have been no bonds issued since 1988.

 Competition and Market Factors

  NVR's mortgage banking operations operate in 15 states and have 23 offices. Their main competition comes from national, regional, and local mortgage bankers, thrifts and banks in each of these markets. NVR's mortgage banking operations compete primarily on the basis of customer service, variety of products offered, interest rates offered, prices of ancillary services and relative financing availability and costs.

 Regulation

  NVR Finance, as an approved seller/servicer of FNMA, GNMA, FHLMC, FHA and VA, is subject to the rules, regulations and guidelines of, and examinations by, those agencies, which restrict certain activities of NVR Finance. NVR Finance is currently eligible and expects to remain eligible to participate in such programs; however, any significant impairment of its eligibility could have a material adverse impact on its operations. In addition, NVR Finance is subject to regulation at the state and federal level with respect to specific origination, selling and servicing practices.

 Employees

  At December 31, 1997, NVR employed 2,013 full-time persons, of whom 630 were officers and management personnel, 145 were technical and construction personnel, 363 were sales personnel, 383 were administrative personnel and 492 were engaged in various other service and labor activities. None of the Company's employees are subject to a collective bargaining agreement, and the Company has never experienced a work stoppage. Management believes that its employee relations are good.

                                  MANAGEMENT

  The directors and executive officers of the Company, their ages and positions with the Company and a brief description of their business experience are set forth below.

      NAME                     AGE                   POSITIONS
      ----                     ---                   ---------
   Dwight C. Schar............  56 Chairman of the Board, President and Chief
                                   Executive Officer of NVR
   William J. Inman...........  50 President of NVR Financial Services, Inc.
   Paul C. Saville............  42 Senior Vice President Finance and Chief
                                   Financial Officer of NVR
   James M. Sack..............  47 Vice President, Secretary and General Counsel
                                   of NVR
   Dennis M. Seremet..........  42 Vice President and Controller of NVR

  Dwight C. Schar has been chairman of the board, president and chief executive officer of NVR since September 30, 1993.

  William J. Inman has been president of NVR Financial Services, Inc. ("NVRFS") since September 30, 1993 and NVR Mortgage Finance, Inc. since January 1992.

  Paul C. Saville has been senior vice president finance, chief financial officer and treasurer of NVR since September 30, 1993.

  James M. Sack has been vice president, secretary and general counsel of NVR since September 30, 1993.

  Dennis M. Seremet has been vice president and controller of NVR since April 1, 1995. Prior to that, Mr. Seremet served in various capacities with the Company and its predecessor entities.

  Messrs. Schar, Inman, Saville and Sack were each executive officers of NVR L.P., a master limited partnership which, together with certain affiliates, was reorganized as the Company in September 1993 pursuant to a plan of reorganization under the federal bankruptcy laws.

                             DESCRIPTION OF NOTES

  The Notes offered hereby constitute a series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an indenture (as supplemented by a supplemental indenture with respect to the Notes, the "Indenture") between the Company and Bank of New York, as trustee (the "Trustee"). The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of certain defined terms used below and not otherwise defined below. Copies of the Indenture and the Notes have been or will be filed by the Company with the Securities and Exchange Commission (the "SEC"). As used in this section "Description of Notes," the "Company" refers to NVR, Inc., exclusive of its Subsidiaries.

GENERAL

  The Notes will be general unsecured obligations of the Company and limited to an aggregate principal amount of $175,000,000, of which an aggregate principal amount of $145,000,000 will be issued in the Offering. Additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants--Limitations on Indebtedness." The Notes will bear interest from the date the Notes are first issued at the rate per annum shown on the cover page of this Prospectus Supplement, payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding each such interest payment date. The Notes will mature on June 1, 2005, and will be issued in denominations of $1,000 and integral multiples thereof.

  For purposes of the Indenture, the Subsidiaries of the Company are divided into two categories--Restricted Subsidiaries, which are generally subject to the restrictive covenants set forth in the Indenture, and Unrestricted Subsidiaries, which generally are not. The Company's homebuilding operations are conducted through Restricted Subsidiaries, while the Company's mortgage banking operations are conducted through Unrestricted Subsidiaries. However, NVR Financial Services, Inc. ("NVRFS"), which is a direct, wholly owned subsidiary of the Company and which acts as a holding company for the Unrestricted Subsidiaries conducting the Company's mortgage banking operations, will be a Restricted Subsidiary. The Company's payment obligations under the Indenture and the Notes will be guaranteed (the "Subsidiary Guarantees") on a senior, unsecured basis by NVR Homes, Inc. ("NVR Homes") and by each of the Company's existing and future Restricted Subsidiaries that guarantees any other Indebtedness of the Company (the "Subsidiary Guarantors"). Unrestricted Subsidiaries and Restricted Subsidiaries that do not guarantee such other Indebtedness or (except to the limited extent permitted by the Indenture) incur Indebtedness will not act as Subsidiary Guarantors for purposes of the Indenture. As of the date hereof, NVR Homes is the only Restricted Subsidiary that is required to act as a Subsidiary Guarantor.

RANKING

  The Notes will rank senior in right of payment to all future Indebtedness of the Company and the Subsidiary Guarantors that is, by its terms, expressly subordinated in right of payment to the Notes and the Subsidiary Guarantees, as applicable, and pari passu in right of payment with all existing and future unsecured Indebtedness and other obligations of the Company and the Subsidiary Guarantors that are not so subordinated. Secured creditors of the Company and the Subsidiary Guarantors will have a claim on the assets which secure the obligations of the Company and the Subsidiary Guarantors to such creditors prior to claims of Holders against those assets. In addition, any right of the Company and its creditors, including the Holders, to participate in the assets of any of the Company's Subsidiaries (except Subsidiary Guarantors) upon any liquidation of any such

Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. Therefore, the claims of creditors of the Company, including the Holders, will be effectively subordinated to all existing and future Indebtedness and other obligations, including trade payables, of the Company's Subsidiaries (except Subsidiary Guarantors). However, see "Risk Factors-- Fraudulent Conveyance Risk" relating to the enforceability of Subsidiary Guarantees. As of December 31, 1997, on a pro forma basis after giving effect to the application of the estimated net proceeds from the sale of the Notes to refinance outstanding indebtedness, the aggregate amount of indebtedness of the Company would have been approximately $145 million, the aggregate amount of indebtedness of the Subsidiary Guarantors would have been approximately $11 million and the aggregate amount of indebtedness of the Company's Subsidiaries other than the Subsidiary Guarantors would have been approximately $108 million (substantially all of which constitutes indebtedness of the Company's mortgage banking operations which is non-recourse to the Company and NVR Homes). Such mortgage banking indebtedness had increased by approximately $25 million as of the date of this Prospectus Supplement. The 1993 Notes are secured by a pledge of the capital stock of NVR Homes, NVRFS and certain other Subsidiaries, and such entities have guaranteed the obligations of the Company in respect of the 1993 Notes. Accordingly, for so long as any of the 1993 Notes remain outstanding, the holders thereof will have claims against such stock and against such entities that is prior to any such claim on the part of the Holders of the Notes.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Indenture and the Notes will be jointly and severally guaranteed on a senior basis by the Subsidiary Guarantors. The Subsidiary Guarantees will rank pari passu in right of payment with all existing and future senior Indebtedness of the Subsidiary Guarantors, including the obligations of the Subsidiary Guarantors under the Bank Credit Facility and any successor credit facility. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Risk."

  The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity (other than the Company or another Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee (provided that this requirement will not apply to a substantially concurrent merger of, NVR, Inc., NVR Homes and NVRFS); and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

  The Indenture will provide that, in the event of (i) a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or (ii) a sale, distribution or other disposition of all of the capital stock of any Subsidiary Guarantor, including, without limitation, a distribution of all of the capital stock of any Subsidiary Guarantor to stockholders of the Company in a transaction that complies with the covenant described below under "-- Restricted Payments," such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Certain Covenants--Limitations on Asset Sales."

REDEMPTION

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below:

       REDEMPTION YEAR                                                   PRICE
       ---------------                                                  --------
       2003............................................................ 104.000%
       2004............................................................ 102.000%
       2005............................................................ 100.000%

  In addition, prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 108% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings; provided, however, that (x) at least $113,750,000 aggregate principal amount of all Notes issued under the Indenture remains outstanding immediately after giving effect to any such redemption (excluding any Notes held by the Company) and (y) notice of any such redemption is given within 60 days of the applicable Public Equity Offering.

  Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee pro rata or by lot or by such other method as the Trustee shall determine to be fair and appropriate. Notice of redemption will be mailed via courier guaranteeing overnight delivery at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

  There will be no sinking fund for the Notes.

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

  In the event that a Change of Control has occurred, each Holder will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 60 Business Days (unless a later date is required by applicable law) after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Change of Control Purchase Price"), to the Change of Control Payment Date.

  The Company shall notify the Trustee within ten Business Days after the Company becomes aware of the occurrence of a Change of Control. Within 20 Business Days after the occurrence of a Change of Control, the Company will make an unconditional offer (a "Change of Control Offer") to all Holders of Notes to purchase all of the Notes at the Change of Control Purchase Price by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee.

  On or before the Change of Control Payment Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company on a consolidated basis. Although there is a developing body of case law interpreting the phrase "substantially all," there is not a precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company on a consolidated basis to another Person or group may be uncertain.

  The Bank Credit Facility contains, and instruments governing the Company's future senior Indebtedness, including the credit facility contemplated by the nonbinding agreement in principle described above in "Prospectus Supplement Summary--Recent Developments." may contain, prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by holders of Notes of their right to require the Company to repurchase the Notes could cause a default under the Bank Credit Facility or such other senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Change of Control."

CERTAIN COVENANTS

  The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be in addition to those specified in the accompanying Prospectus and will be applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under "Discharge of Indenture."

  Limitations on Restricted Payments. The Indenture will provide that until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer will be binding on the Company or any Restricted Subsidiary:

    (a) neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, make any Restricted Payment, if, after giving effect thereto on a pro forma basis:

      (i) the Company could not Incur $1.00 of additional Indebtedness pursuant to provisions described in paragraph (b) under "Certain Covenants--Limitations on Indebtedness";

      (ii) a Default or an Event of Default would occur or be continuing;
    or

      (iii) the aggregate amount of all Restricted Payments, including such proposed Restricted Payment, made by the Company and its Restricted Subsidiaries, from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum (the "Basket") of:

        (A) 50% of Consolidated Net Income of the Company for the period (taken as one accounting period), commencing with the first full fiscal quarter which includes the Issue Date, to and including the fiscal quarter ended immediately prior to the date of each calculation for which internal financial statements are available (or, if Consolidated Net Income for such period is negative, then minus 100% of such deficit); plus

        (B) 100% of the amount of any Indebtedness of the Company or a Restricted Subsidiary Incurred after the Issue Date that is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date; plus

        (C) to the extent that any Restricted Investment made after the date of the Indenture is sold for cash or otherwise reduced or liquidated or repaid for cash, in whole or in part, the lesser of
      (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment; plus

        (D) unless accounted for pursuant to clause (B) above, 100% of the aggregate net proceeds (after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith) received by the Company from the sale or issuance (other than to a Subsidiary of the Company) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment; plus

        (E) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date and only to the extent not included in the calculation of Consolidated Net Income), an amount equal to the lesser of (x) the book value in accordance with GAAP of the Company's or a Restricted Subsidiary's Investment in such Subsidiary, and (y) the Designation Amount at the time of such Subsidiary's designation as an Unrestricted Subsidiary; plus

        (F) 100% of tax benefits, if any, for the period (taken as one accounting period), commencing with the first full fiscal quarter which includes the Issue Date, realized by the Company from stock option exercises and from the issuance of the Company's Qualified Capital Stock pursuant to equity-based employee benefit plans that are recorded as an increase to shareholders' equity in accordance with GAAP; plus

        (G) $50,000,000.

    (b) The foregoing clause (a) does not prohibit:

      (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions;

      (ii) the payment of cash dividends or other distributions to any Equity Investor or joint venture participant of a Restricted Subsidiary with respect to a class of Capital Stock of such Restricted Subsidiary or joint venture owned by such Equity Investor or joint venture participant so long as the Company or its Restricted Subsidiaries simultaneously receive a dividend or distribution with respect to their Investment in such Restricted Subsidiary or joint venture either in U.S. Legal Tender or the same form as the dividend or distribution received by such Equity Investor or joint venture participant and in proportion to their proportionate interest in the same class of Capital Stock of such Restricted Subsidiary (or in the case of a joint venture that is a partnership or a limited liability company, as provided for in the documentation governing such joint venture), as the case may be;

      (iii) repurchases or redemptions of Capital Stock of the Company from any former directors, officers and employees of the Company in the aggregate up to $3,000,000 during any calendar year (provided, however, that any amounts not used in any calendar year may be used in any subsequent year); or

      (iv) the retirement of Capital Stock of the Company or the retirement of Indebtedness of the Company, in exchange for or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Qualified Capital Stock and the retirement of Capital Stock or Indebtedness of a Restricted Subsidiary in exchange for or out of the proceeds of a substantially concurrent sale of its Qualified Capital Stock, provided that, in each case, the amount of any such proceeds is excluded for purposes of clause
    (a)(iii)(D) above.

  Any Restricted Payment made in accordance with clauses (i) and (iii) of this paragraph shall reduce the Basket. In calculating the Basket, any Restricted Payment not made in cash and any non-cash amounts received for purposes of clause (D) shall be valued at fair market value as determined in good faith by the Board of

Directors, whose determination shall be conclusive and whose resolution with respect thereto shall be delivered to the Trustee promptly after the adoption thereof.

  Limitations on Indebtedness. The Indenture will provide that:

    (a) neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, Incur any Indebtedness except (i) Non-Recourse Indebtedness Incurred in the ordinary course of business; (ii) Indebtedness evidenced by Notes and the Subsidiary Guarantees issued on the Issue Date;
  (iii) Indebtedness of the Company solely to any Subsidiary Guarantor, Indebtedness of any Subsidiary Guarantor to any other Subsidiary Guarantor or to the Company or Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor to the Company or to any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary shall become liable to any Person with respect to such Indebtedness other than the Company or a Restricted Subsidiary; (iv) Refinancing Indebtedness (including any subsequent refinancing, extension, renewal, replacement or refunding thereof that satisfies the conditions set forth in the definition of "Refinancing Indebtedness") (A) of any Indebtedness permitted to be Incurred pursuant to clauses (ii) or (iv) of this paragraph (a) or the immediately following paragraph (b) or (B) of any Indebtedness to the extent outstanding on the Issue Date (other than under the Bank Credit Facility, the 1993 Notes or Capitalized Lease Obligations being repaid using proceeds from the sale of the Notes); (v) Indebtedness Incurred solely in respect of performance, completion, guaranty and similar bonds and similar purpose undertakings and Indebtedness under any earnest money notes, tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, letters of credit, escrow agreements and other obligations of like nature and deposits made to secure performance of any of the foregoing, in each case in the ordinary course of business; (vi) Indebtedness incurred by the Company or any Subsidiary Guarantor under the Bank Credit Facility in an aggregate principal amount not to exceed $100,000,000 at any time, less the aggregate amount of all proceeds of sales or dispositions of assets applied to permanently reduce the outstanding amount (or, in the case of a revolving credit facility the committed amount) of such Indebtedness pursuant to the covenant entitled "Limitations on Asset Sales," and guaranties thereof by Subsidiary Guarantors; (vii) (A) Indebtedness which represents the assumption by the Company or a Restricted Subsidiary of Indebtedness of a Restricted Subsidiary permitted to be Incurred pursuant to the terms of the Indenture, and (B) Indebtedness of a Subsidiary Guarantor represented by guaranties in respect of Indebtedness of the Company or another Subsidiary Guarantor permitted to be Incurred pursuant to the Indenture and (C) Indebtedness of the Company represented by guaranties in respect of Indebtedness of a Subsidiary Guarantor permitted to be Incurred pursuant to the Indenture;
  (viii) other Indebtedness outstanding on the Issue Date, including the 1993 Notes; (ix) purchase money obligations and Capitalized Lease Obligations; and (x) Indebtedness of the Company or any Subsidiary Guarantor to any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate amount not to exceed $20,000,000 at any one time outstanding.

    (b) Notwithstanding the foregoing, the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may Incur Indebtedness, in each case, if, at the time such Indebtedness is Incurred: (i) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such transaction, and (ii) immediately after giving effect thereto (without duplication) on a pro forma basis, either (A) the Consolidated Fixed Charge Coverage Ratio of the Company on the date of such Incurrence is at least equal to 2.0 to 1 or (B) the ratio of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis on the date of such Incurrence (excluding for purposes of such calculation other Indebtedness specifically permitted to be Incurred pursuant to clause
  (i) or clause (v) of the preceding paragraph), to Consolidated Net Worth of the Company is less than 3.25 to 1.

  The Indenture will also provide that neither the Company nor any Restricted Subsidiary will incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company or a Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

  Furthermore, for purposes of determining compliance with this covenant in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (x) of paragraph
(a) above as of the date of incurrence thereof, or is entitled to be Incurred pursuant to paragraph (b) of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its Incurrence in any manner that complies with this covenant.

  Limitations on Transactions with Affiliates. The Indenture will provide that until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer will be binding on the Company or any Restricted Subsidiary:

    (a) neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, make any loan, advance, guaranty or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of any Affiliate (each an "Affiliate Transaction"), except for (i) Restricted Payments otherwise permitted under the Indenture, and (ii) transactions, the terms of which are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not Affiliates.

    (b) In addition, (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions with an aggregate value in excess of $5,000,000, such transaction must first be approved by a majority of the Disinterested Directors and (ii) with respect to any Affiliate Transaction or related series of Affiliate Transactions with an aggregate value in excess of $25,000,000, the Company must first deliver to the Trustee a favorable written opinion from an investment banking firm of national reputation as to the fairness from a financial point of view of such transaction to the Company or such Restricted Subsidiary, as the case may be, or with respect to transactions involving real property, a determination of value by a licensed real estate appraisal firm that is of regional standing in the region in which the subject property is located and which has professionals that are MAI certified.

    (c) Notwithstanding the foregoing, Affiliate Transactions shall not include (i) transactions exclusively between or among the Company and one or more Restricted Subsidiaries or between or among one or more Restricted Subsidiaries, (ii) any contract, agreement or understanding with, or for the benefit of, or planned for the benefit of, employees, officers or directors of the Company or any Restricted Subsidiary (in their capacity as such) that has been approved by the Board of Directors (or a committee thereof) or is in the ordinary course of business and consistent with past practice, (iii) issuances of Qualified Capital Stock of the Company to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders or the Board of Directors (or a committee thereof) or is in the ordinary course of business and consistent with past practice of the Company, (iv) home sales and readily marketable mortgage loans to employees, officers and directors of the Company and Subsidiaries in the ordinary course of business, (v) payment of regular fees and reimbursement of expenses to members of the Board of Directors who are not employees of the Company and reimbursement of expenses and payment of wages and other compensation to officers and employees of the Company or any of its Subsidiaries or loans or advances in respect thereof, (vi) contractual arrangements in effect on the Issue Date and renewals and extensions thereof not involving modifications materially adverse to the Company or any Restricted Subsidiary, (vii) Restricted Payments or Permitted Investments otherwise made in compliance with the Indenture or (viii) the advancement of general and administrative expenses of the Company and its Subsidiaries that are reimbursed in the ordinary course of business.

  Limitations on Asset Sales. The Indenture will provide that, subject to the "Limitations on Mergers, Consolidations and Sales of Assets" covenant and until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer will be binding on the Company, neither the Company nor any Restricted Subsidiary may, directly or indirectly, consummate an Asset Sale, unless the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (reasonably evidenced by a good faith resolution of the Board of

Directors or the board of directors or comparable governing body of such Restricted Subsidiary, whose resolution shall be conclusive) of the assets sold or otherwise disposed of, provided that the aggregate fair market value of the consideration received from any Asset Sale that is not in the form of cash or Cash Equivalents will not, when aggregated with the fair market value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the Issue Date that has not been converted into cash or Cash Equivalents, exceed 10% of the Consolidated Net Assets of the Company at the time of the Asset Sale under consideration; and, provided, further, however, that the amount of (x) any liabilities of the Company or any Restricted Subsidiary (other than liabilities that are Incurred in connection with or in contemplation of such Asset Sale) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this provision.

  Within 180 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds in its sole discretion (a) to permanently repay Indebtedness under the Bank Credit Facility (and to permanently reduce the commitment thereunder for purposes of clause (a)(vi) of the "Limitations on Indebtedness" covenant) or (b) to acquire all or substantially all of the assets of, or Capital Stock representing a majority of the voting power in the election of directors or other governing body of, another Permitted Business, (c) to make a capital expenditure or (d) to acquire other assets not classified as current under GAAP that are used or useful in a Permitted Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price for the Notes in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other pari passu Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase (and without regard to whether all Excess Proceeds are used therefor), the amount of Excess Proceeds shall be reset at zero.

  Any Asset Sale Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

  Limitations on Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of is Restricted Subsidiaries, (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, or (d) guarantee the Notes or any Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the Notes, except for such encumbrances or restrictions described in (a) through (d) above existing under or by reasons of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) applicable law or regulation, (iii) any instrument governing Acquired Indebtedness as in effect at the time of acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, provided that the Consolidated Net Income of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (iv) by reason of customary non-assignment provisions or prohibitions on subletting in leases or other contracts entered into in the ordinary course of business, (v) Refinancing Indebtedness permitted under clause (iv) of paragraph (a) of the covenant entitled "Limitations on Indebtedness", provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (vi) with respect to clause (c) above, (A) purchase money obligations, Non-Recourse Indebtedness and Capital Lease Obligations for property acquired or leased in the ordinary course of business, (B) any agreement restricting the sale or other disposition of properties securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make loans or advances to the Company, (C) restrictions or encumbrances contained in any security agreements permitted by the Indenture securing Indebtedness permitted by the Indenture to the extent that such restrictions or encumbrances restrict the transfer of assets (or proceeds thereof) subject to such security agreement, or (D) any restrictions or encumbrances with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary or such an agreement which has been entered into for the sale or disposition of assets of the Company to the extent otherwise permitted by the Indenture, including in connection with any Asset Sale, as applicable only to such assets or Capital Stock to be sold, or (vii) customary agreements entered into in the ordinary course of business restricting the ability of a joint venture to make distributions or payments of cash or property to participants in such joint venture.

  Reports to Holders of Notes. The Company shall deliver to the Trustee and each Holder, within 15 days after the same are filed with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, exclusive of exhibits, which the Company and the Subsidiary Guarantors are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. So long as any Notes remain outstanding, the Company and the Subsidiary Guarantors shall file with the SEC such reports as may be required pursuant to Section 13 of the Exchange Act in respect of a security registered pursuant to Section 12 of the Exchange Act. If the Company or the Subsidiary Guarantors are not subject to the requirements of Section 13 or 15(d) of the Exchange Act (or otherwise required to file reports pursuant to the immediately preceding sentence), the Company shall deliver to the Trustee and to each Holder, within 15 days after the Company and the Subsidiary Guarantors would have been required to file such information with the SEC were they required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by an independent certified public accounting firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," substantially equivalent to that which they would have been required to include in such quarterly or annual reports, information, documents or other reports if they had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, to the extent then permitted by federal securities laws or regulations or "no-action" letters interpreting such laws or regulations, separate financial statements and other information of the Subsidiary Guarantors shall not be required. The Company and the Subsidiary Guarantors shall also comply with the other provisions of TIA Section 314(a).

  Limitations on Liens. The Indenture will provide that the Company may not and may not permit any Restricted Subsidiary to Incur, or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether now owned or hereafter acquired.

  Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of the Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Indenture or the Notes unless such consideration is offered and paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Limitations on Mergers, Consolidations and Sales of Assets.

    (a) The Company shall not consolidate with or merge with or into, any other Person, or transfer all or substantially all of its assets to, any entity unless permitted by law and unless (i) the resulting, surviving or transferee entity, which shall be a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States or a State thereof or the District of Columbia, assumes by supplemental indenture, in a form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, (ii) immediately after giving effect to, and as a result of, such transaction, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction on a pro forma basis, the net worth of the surviving or transferee entity on a stand-alone basis is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Company or the surviving or transferee entity thereof would immediately thereafter be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provisions described in paragraph (b) under the covenant described above under "Limitations on Indebtedness." The provisions of clause (iii) or clause (iv) above shall not apply to a transaction or series of related transactions in which the sole participants are Restricted Subsidiaries of the Company or to a transaction between the Company and one or more of its Restricted Subsidiaries, subject to any limitations on mergers involving Subsidiary Guarantors.

    (b) For purposes of clause (a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Thereafter such successor corporation or corporations shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the "Company" and all such obligations of the predecessor corporation shall terminate.

  Guarantees of Certain Indebtedness. The Company will not permit any of its Restricted Subsidiaries other than the Subsidiary Guarantors, directly or indirectly, to guarantee the payment of any Indebtedness under the Bank Credit Facility, any other credit facility, or any other Indebtedness of the Company or any other Restricted Subsidiary, unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing a Subsidiary Guarantee of the Notes. Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such subsequent Subsidiary Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the covenant described above under the caption "Limitations on Indebtedness."

  Maintenance of Consolidated Net Worth. The Indenture will provide that the Company is required to furnish to the Trustee an officers' certificate within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) notifying the Trustee that the Company's Consolidated Net Worth has declined below $80.0 million (the "Minimum Required Net Worth") at the end of any fiscal quarter in which the Company's Consolidated Net Worth has so declined. If, on the last day of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to herein as a "Deficiency Date"), the Company's Consolidated Net Worth is less than the Minimum Required Net Worth, then the Company is required, no later than 65 days after each such Deficiency Date (110 days if such Deficiency Date is the last day of the Company's fiscal year), to make an offer to all Holders of Notes to purchase (a "Purchase Offer") 10% of the aggregate principal amount of the Notes theretofore issued under the Indenture (the "Offer Amount") at a purchase price equal to 100% of the principal amount of the Notes, plus accrued interest to the date of purchase. The Purchase Offer is required to remain open for a period of 20 Business Days following its commencement, except to the extent otherwise permitted by applicable law (as extended, the "Offer Period") and the Company is required to purchase the Offer Amount of the Notes on a designated date no later than one Business Day after the termination of the Offer Period, or if less than the Offer Amount of Notes shall have been tendered, all Notes then tendered; provided, however, that the Company will not be obligated to purchase any of such Notes unless

Holders of Notes of at least 10% of the Offer Amount shall have tendered and not subsequently withdrawn their Notes for repurchase. If the aggregate principal amount of Notes tendered exceeds the Offer Amount, the Company is required to purchase the Notes tendered to it pro rata among the Notes tendered (with such adjustments as may be appropriate so that only Notes in denominations of $1,000 and integral multiples thereof shall be purchased). The Company will comply with all applicable federal and state securities laws in connection with each Purchase Offer. In no event will the failure of the Company's Consolidated Net Worth to equal or exceed the Minimum Required Net Worth at the end of the fiscal quarter be counted toward the making of more than one Purchase Offer. The Company may reduce the principal amount of Notes to be purchased pursuant to the Purchase Offer by subtracting 100% of the principal amount (excluding premium) of Notes acquired by the Company subsequent to the Deficiency Date through purchase (otherwise than pursuant to this provision, the covenant entitled "Repurchase of Notes Upon Change of Control" or the covenant entitled "Limitations on Asset Sales"), optional redemption or exchange and surrender for cancellation.

  The Bank Credit Facility contains, and the credit facility contemplated by the agreement in principle described above in "Prospectus Supplement Summary-- Recent Developments" may contain, prohibitions on the ability of the Company to make such a Purchase Offer. There can be no assurance that the Company will be able to make or consummate the Purchase Offer contemplated by this covenant. However, failure to make or consummate a required Purchase Offer would constitute an Event of Default under the Indenture.

EVENTS OF DEFAULT

  "Event of Default," wherever used herein, means any one of the following events, which are applicable to the Notes instead of the Events of Default specified in the accompanying Prospectus:

    (a) default in the payment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

    (b) default in the payment of all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by declaration of acceleration or otherwise;

    (c) failure by the Company or a Restricted Subsidiary, as the case may be, to comply with provisions described in this Prospectus Supplement under the headings "Repurchase of Notes Upon Change of Control," "Limitations on Asset Sales," "Limitations on Restricted Payments," "Limitations on Indebtedness," "Maintenance of Consolidated Net Worth," "Limitations on Mergers, Consolidations and Sales of Assets" or "Guarantees of Certain Indebtedness";

    (d) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Notes or the Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

    (e) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;

    (f) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;

    (g) (i) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $25,000,000 or more individually or in the aggregate to be immediately due and payable; and (ii) the failure by the Company or any of its Restricted Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries with an outstanding aggregate principal amount of $25,000,000 or more individually or in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

    (h) one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary, which are $10,000,000 or more individually or in the aggregate, at any one time rendered against the Company or any of its Restricted Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (i) 45 days after the judgment (which, if there is more than one judgment, causes such judgments to exceed $10,000,000 in the aggregate) becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (ii) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties; and

    (i) any Subsidiary Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall, except as permitted by the Indenture, cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of a Guarantor, shall deny or disaffirm its obligations in respect of the Notes.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in sub-clauses (e) or (f) above relating to the Company), then in each such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, including in each case accrued interest thereon, to be due and payable immediately. If an Event of Default specified in sub-clauses (e) or (f) above occurs relating to the Company, all principal and accrued and unpaid interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

  The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal, premium or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

  The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture. Such statement must indicate if any Officer of the Company is aware of any Default or Event of Default, specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DISCHARGE OF INDENTURE

  The Indenture will permit the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

  In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by
(i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and
(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

  In addition to the provisions described in the accompanying Prospectus, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time that all of the Notes have become due and payable or will become due and payable within one year, either by the terms of such Notes or upon redemption (and if upon redemption the Company has deposited with the Trustee irrevocable instructions to redeem such Notes) by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that all conditions precedent to termination have been complied with.

BOOK ENTRY, DELIVERY AND FORM

  The Notes will be issued in the form of a fully registered Global Note (the "Global Note"). The Global Note will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  The Depositary has advised the Company that is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

  Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

  The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities.

Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Holder of its Global Note, Notes in such form will be issued to each Person that such Holder and the Depositary identify as the beneficial owner of the related Notes.

  Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

  The registered Holder will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to comply with the provisions described under "Certain Covenants--Limitations on Mergers, Consolidations and Sales of Assets;" to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any change that does not adversely affect any Holder.

  Without the consent of each Holder affected, the Company and the Trustee may not (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under "Redemption"; (iv) modify the ranking or priority of the Notes; (v) make any change in the provisions of the Indenture relating to amendments, waivers of past defaults or the absolute right of Holders to receive payment; (vi) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes; (vii) make any Note payable at a place or in money other than that stated in the Note, or impair the right of any Holder to bring suit as permitted by the Indenture; or (viii) except as provided in the Indenture, release any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders.

  The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Company in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

  The Indenture and the Notes will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used and defined in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

  "Acquired Indebtedness" means Indebtedness of any Person that is not a Restricted Subsidiary, which Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary, or is merged into or consolidated with, the Company or a Restricted Subsidiary; provided, however, that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, either directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, ownership of 20% or more of the voting power of the voting common equity of such Person (on a fully diluted basis). Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary, any Restricted Subsidiary or, with respect to any Restricted Subsidiary, the Company.

  "Asset Sale" means, with respect to any Person, the sale, lease, conveyance or other disposition (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary) whether owned on the Issue Date or subsequently acquired, in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate fair market value of $10,000,000 or more as to such transaction or series of related transactions (each such transaction being referred to herein as a "disposition"); provided, however, that the following transactions shall not constitute an Asset Sale: (i) a transaction or series of related transactions that results in a Change of Control; (ii) dispositions of land, building lots, homes, infrastructure, other buildings, improvements, appurtenances and entitlements in the ordinary course of business and dispositions of obsolete equipment; (iii) exchanges or swaps of real estate by the Company in the ordinary course of business for real estate of substantially equivalent value (or for real estate and cash or Cash Equivalents which, in the aggregate, have a substantially equivalent value);
(iv) dispositions between or among the Company and any one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; (v) a disposition that is a Permitted Investment (to the extent such Permitted Investment may be deemed to constitute an Asset Sale) or a Restricted Payment permitted under the Indenture; and (vi) dispositions of the Capital Stock of Ryan Mortgage Acceptance Corporation IV.

  "Attributable Debt" means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

  "Bank Credit Facility" means the Amended and Restated Credit and Security Agreement, dated as of May 5, 1995, among NVR Homes, as borrower, the Company, as a guarantor, and the lenders named therein and BankBoston N.A., as agent (together with the documents related thereto (including, without limitation, any guaranty agreements), as such facility has been or may be amended, restated, supplemented or otherwise modified from time to time (including the new facility contemplated by the agreement in principle described above under "Prospectus Supplement Summary--Recent Developments"), and includes any facility extending the maturity of, increasing the total commitment of, or restructuring (including, without limitation, the inclusion of Subsidiary Guarantors thereunder that are Restricted Subsidiaries of the Company) all or any portion of, the Indebtedness under such facility or any successor or replacement facilities and includes any facility with one or more agents or lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

  "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

  "Board of Directors" means the board of directors of the Company or any authorized committee thereof.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of or in a Person's capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Preferred Stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.

  "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

  "Cash Equivalents" means (a) U.S. government obligations; (b) GNMA securities; (c) debt issued by other agencies of the United States of America;
(d) commercial paper rated either "A1" or comparable by S&P or "P1" or comparable by Moody's; (e) Dutch auction preferred stocks rated either "AA" or comparable by S&P or "Aa2" or comparable by Moody's; (f) certificates of deposit issued by commercial banks or savings and loan associations whose short-term debt is rated either "A1" or comparable by S&P or "P1" or comparable by Moody's or a comparable rating by Thompson's Bank Watch, or if such an institution is a subsidiary, then its parent corporation may have such a rating; (g) bankers acceptances issued by financial institutions that meet the requirements for certificates of deposit;
(h) deposits in institutions having the same qualifications required for investments in certificates of deposit; (i) repurchase agreements collateralized by any otherwise acceptable collateral as defined above; (j) money market accounts a majority of whose assets are composed of items described by any of the foregoing clauses (a) through (i) through brokerage firms deemed acceptable by the Company's management; and (k) investments in mutual funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $100,000,000 and at least 85% of whose assets consist of securities having a rating of not less than AAA or its equivalent by Moody's or investments or other obligations of the type described in clauses (a) through (j) above (without regard to maturities).

  "Change of Control" means the occurrence of any of the following events:

    (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or more series of related transactions of all or substantially all of the assets of the Company on a consolidated basis;

    (ii) any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors of the Company;

    (iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nominations for elections by the stockholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iv) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company in a transaction with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors of the Person surviving such merger or consolidation.

  "Consolidated EBITDA" of any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted in determining such Consolidated Net Income), of (i) the provision for income taxes for such period for such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries) (except to the extent of tax benefits associated with an extraordinary loss) for such period, (ii) depreciation and amortization expense of such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries), (iii) Consolidated Interest Expense of such Person for such period, and (iv) all other noncash, nonextraordinary charges (excluding any non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period) reducing Consolidated Net Income for such period determined, in each case, on a consolidated basis for such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries) in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses for the Reference Period to (b) the sum of (i) the aggregate Consolidated Interest Incurred of such Person (exclusive of amounts attributable to discontinued operations and businesses, but in each case only to the extent that the obligations giving rise to such Consolidated Interest Incurred would no longer be obligations contributing to such Person's Consolidated Interest Incurred subsequent to the Transaction Date) for the Reference Period, plus (ii) dividends paid or accrued (unless paid to, or accrued in favor of, the Company or its Restricted Subsidiaries) on Disqualified Capital Stock of the Company and Restricted Subsidiaries of the Company during the Reference Period times a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Interest Incurred, (w) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (x) the Incurrence of any Refinancing Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the proceeds of which were used to refinance Indebtedness other than Indebtedness under revolving credit facilities) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (y) Consolidated Interest Incurred attributable to any Indebtedness being Incurred bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless the Company or any of its Restricted Subsidiaries is a party to an Interest Swap Obligation (which shall remain in effect for the 12-month period after the Transaction
Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and (z) all members of the consolidated group of the Company on the Transaction Date that were acquired during the Reference Period or on or prior to the Transaction Date shall be deemed to be members of the consolidated group of the Company, along with any Indebtedness incurred in connection with the acquisition thereof, for the entire Reference Period.

  "Consolidated Interest Expense" of any Person for any period means the Interest Expense of such Person and its Subsidiaries or, with respect to the Company, of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Incurred" of any Person for any period means the Interest Incurred of such Person and its Subsidiaries or, with respect to the Company, of the Company and its Restricted Subsidiaries (other than the Company's financial services segment Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which financial information is available, as determined in accordance with GAAP, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such fiscal quarter.

  "Consolidated Net Income" of any Person for any period means the aggregate net income (or loss) of such Person and its Subsidiaries (or, with respect to the Company, of the Company and its Restricted Subsidiaries) (collectively for the purposes of this definition of Consolidated Net Income only, the "Relevant Person") for such period, determined on a consolidated basis in accordance with GAAP, excluding without duplication: (a) the net income (or loss) of any other Person in which the Relevant Person has an ownership interest, other than cash dividends or cash distributions during such period that have been received by the Relevant Person; (b) extraordinary gains and losses, net of the tax effects thereof; (c) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that such Person was acquired by the Relevant Person or is merged into or consolidated with the Relevant Person or any of its Subsidiaries (or in the case of the Company, any Person that is an Unrestricted Subsidiary or prior to the date that such Person is acquired by the Company as a Restricted Subsidiary or becomes a Restricted Subsidiary);
(d) the net income of any Restricted Subsidiary to the extent that (and only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is prohibited by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period; (e) any expense related to the amortization of reorganization value in excess of amounts allocable to identifiable assets (as defined by GAAP) and (f) any noncash expense related to the issuance of Qualified Capital Stock of the Company pursuant to the Company's 1994 Management Incentive Plan.

  "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, but excluding Disqualified Capital Stock) of such Person and its Subsidiaries (or, with respect to the Company, of the Company and its Restricted Subsidiaries) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which financial information is available, as determined in accordance with GAAP.

  "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries or Affiliates against fluctuations in currency values.

  "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

  "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, unless otherwise timely cured, an Event of Default.

  "Designation Amount" has the meaning set forth in the definition of "Unrestricted Subsidiary."

  "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

  "Disqualified Capital Stock" means (a) with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the Holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due on or prior to the Stated Maturity; and (b) with respect to any Restricted Subsidiary, any Capital Stock (other than (i) Capital Stock owned by the Company or a Restricted Subsidiary; and (ii) common stock with no preferences or privileges and with no redemption or repayment provisions).

  "Equity Investor" with respect to any Person means any other Person that has made an investment in the capital stock, shares, interests, participation or other ownership interests of such other Person (including any option, warrant or right to acquire any such interest) or has made any capital contribution to such other Person and owns a minority interest in such Person.

  "Event of Default" has the meaning set forth in "Events of Default."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

  "Holder" means the person in whose name a Note is registered on the register for the Notes.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time. Neither the accrual of interest, nor the accretion of original issue discount, nor the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the Indenture; provided, in each such case, that the amount thereof is included for purposes of the Consolidated Fixed Charge Coverage Ratio of the Company. In addition, the mere extension of the term of lender commitments to extend credit or funds to the Company or any of its Subsidiaries pursuant to a revolving credit agreement or similar arrangement shall not be deemed to be an Incurrence of Indebtedness.

  "Indebtedness" of any Person means, without duplication, (a) any liability of such Person (other than accounts payable, other trade payables, general contingency and tax reserves, liabilities for deposits and deferred income which in accordance with GAAP are recorded as liabilities and accrued expenses (including without limitation, obligations for insurance premiums) Incurred in the ordinary course of business) (i) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit, performance, completion, surety or similar bonds or instruments issued for the benefit of such Person or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business); (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services (other than any obligation to pay a contingent purchase price which, as of the date of Incurrence thereof is not required to be recorded as a liability in accordance with GAAP); or (iii) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof), (b) any Indebtedness of others that such Person has guaranteed to the extent of the guaranty, (c) to the extent not otherwise included, Interest Swap Obligations or the obligations of such Person under Currency Agreements, in either case to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, (d) all Indebtedness of others secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (e) all Disqualified Stock issued by such Person (the amount of indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends). The amount of Indebtedness of any Person at any date shall be (A) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (B) the maximum liability of such Person for any contingent obligations under clause (b) above at such date, net of, any unamortized discount to be accounted for as Interest Expense in accordance with GAAP and (C) in the case of clause (d) above, the lesser of (1) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

  "Indenture" means the Indenture as amended or supplemented from time to time, including pursuant to any Authorizing Resolution, Officers' Certificate or supplemental indenture pertaining to any Series.

  "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of interest which, in conformity with GAAP, should be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense) plus, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), amortization of issue costs on Indebtedness, all interest included as a component of cost of sales for such period, and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing, and amortization and expensing of other financing fees and expenses, and all interest actually paid by the Company or a Restricted Subsidiary under any guaranty of Indebtedness (including, without limitation, a guaranty of principal, interest or any combination thereof) of any other Person during such period.

  "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of interest which, in conformity with GAAP, should be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense) plus, with respect to the Company and its Restricted

Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, amortization of issue costs on Indebtedness, all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing, amortization and expensing of other financing fees and expenses, and all interest actually paid by the Company or a Restricted Subsidiary under any guaranty of Indebtedness (including, without limitation, a guaranty of principal, interest or any combination thereof) of any other Person during such period.

  "Interest Swap Obligation" means any obligation of any Person pursuant to any arrangement whereby such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount; provided, that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, swap option, futures contracts or other similar agreements providing interest rate protection.

  "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, or other ownership interests, or other securities of such other Person, (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from such other Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), except in the ordinary course of business, (c) the entering into by such Person of any guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person, or (d) the making of any capital contribution by such Person to such other Person.

  "Investment Grade" shall mean BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

  "Issue Date" means the date of original issuance of the Notes.

  "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any Property.

  "Moody's" means Moody's Investors Service, Inc. or any successor to its debt rating business.

  "Net Cash Proceeds" means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of all (a) brokerage commissions, and all other fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all income and other taxes measured by or resulting from such Asset Sale, (c) payments made to retire Indebtedness where payment of such Indebtedness is required by instruments governing such indebtedness and secured by the assets sold pursuant to and in connection with such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or Subsidiary) owning a legal or beneficial interest in the assets subject to the Asset Sale, (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale promptly thereupon liquidated or converted into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

  "Non-Recourse Indebtedness" means, with respect to any Person, Indebtedness (or any portion thereof) of such Person for which the sole legal recourse for collection of principal, premium, and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness, which property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 180 days after the acquisition of such property, without any liability on the part of any such Person for any deficiency with respect to principal, premium or interest.

  "Notes" means the 8% Senior Notes due 2005 issued under the Indenture, as supplemented from time to time in accordance with the terms thereof.

  "Officer" means the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Treasurer or the Secretary of the Company or, as applicable, any Restricted Subsidiary.

  "Permitted Business" means any business primarily engaged in homebuilding (including townhomes, condominiums and single family homes), related financial services, or other activities reasonably related or incident to the foregoing.

  "Permitted Investment" means (a) Investments in Cash Equivalents, (b) Investments in the Company or in its Restricted Subsidiaries, (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) advances to Ryan Mortgage Acceptance Corporation IV for the purpose of redeeming the bonds of such entity; provided that (i) the net proceeds of the sale of the collateral securing such bonds will be used to repay such advance with any remaining net proceeds to be distributed as a dividend to NVRFS, (ii) at the time of such Investment, a valid written commitment shall be in place from an investor not affiliated with the Company to purchase such collateral within a specified period of time, which period shall in no event exceed 60 days, and at a specific price or yield and (iii) each advance is repaid within two Business Days after the delivery of the collateral pursuant to such written commitment;
(e) loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries in an amount not to exceed $2,000,000 at any one time outstanding, (f) Investments made prior to the Issue Date, (g) Investments in the form of guaranties to the extent such guaranties are permitted to be Incurred pursuant to the provisions described under "Certain Covenants--Limitations on Indebtedness," (h) net cash Investments in and advances to Unrestricted Subsidiaries in an amount not to exceed $20,000,000 at any one time outstanding, (i) Investments having an aggregate fair market value (measured on the date each such Investment is made and without giving effect to subsequent changes in value) not to exceed $15,000,000 in any fiscal year and not to exceed $30,000,000 at any one time outstanding, in any Permitted Business and (j) Investments in NVR Mortgage Finance, Inc. to be used by NVR Mortgage Finance, Inc. solely for the purpose of funding mortgage loans in the ordinary course of business in an amount not to exceed $25,000,000; provided, however, that (i) a valid take-out commitment is in place at the time of the closing of the mortgage loan from an investor not affiliated with the Company, and (ii) any particular advance remains outstanding for no more than 15 consecutive calendar days in any calendar month.

  "Permitted Liens" means (a) Liens for taxes, assessments or governmental charges or claims that either (i) are not yet delinquent, (ii) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, or (iii) solely encumber property abandoned or in the process of being abandoned, (b) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (c) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (d) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds, performance guaranty bonds, progress payments, government contracts, utility services and other obligations of like nature in each case Incurred in the ordinary course of business, (e) attachment or judgment Liens with respect to judgments or proceedings which, with the passage of time, would not constitute an Event of Default and which are being contested in good faith by appropriate proceedings, (f) easements, dedications, assessment district or similar Liens in connection with municipal or special district financing, rights-of-way, zoning restrictions, reservations and other similar charges, encumbrances or burdens not materially interfering with the ordinary course of business, (g) leases or subleases granted to others not materially interfering with the ordinary course of business, (h) Liens on assets securing Refinancing Indebtedness which refinanced Indebtedness that was previously secured by such assets, (i) any interest in or title of a lessor to property subject to any Capitalized Lease Obligation Incurred in compliance with the Indenture, (j) Liens existing on the date of the Indenture, including without limitation, Liens securing Existing Indebtedness, (k) any right of first refusal, right of first offer, option, contract or other agreement to sell or purchase an asset, pay lot premiums or participate in the income or revenue derived therefrom,
(l) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary, (m) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more of its Restricted Subsidiaries, (n) any legal right of, or right granted in good faith to, a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders, (o) Liens in favor of the Trustee arising pursuant to the Indenture, (p) Liens Incurred in the ordinary course of business as security for the Company's or its Restricted Subsidiaries' obligations with respect to indemnification in favor of title insurance providers, (q) letters of credit, bonds or other assets pledged to secure insurance in the ordinary course of business, (r) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation; (s) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens (a) were not incurred in connection with, or in contemplation of, such acquisition and (b) do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired; (t) Liens incurred or pledges or deposits made in the ordinary course of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old age pensions or other social security programs; (u) Liens created by special assessment districts used to finance infrastructure improvements; (v) interests of purchasers of housing units in such units arising under the applicable contracts of sale or applicable law; (w) any pledge or deposit of cash or property in conjunction with obtaining bonds or letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business; (x) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests); and (y) any other Liens which would not otherwise be permitted by the foregoing; provided that the aggregate amount of obligations secured by such other Liens outstanding at any one time does not exceed 10% of the Company's Consolidated Net Worth at such time.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Qualified Capital Stock" means Capital Stock other than Disqualified Capital Stock.

  "Public Equity Offering" means an underwritten public offering by the Company of its Qualified Capital Stock pursuant to a registration statement effective under the Securities Act (other than a registration statement on Form S-8 or similar form).

  "Rating Agencies" shall mean (i) S&P and (ii) Moody's.

  "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture for which financial information is available.

  "Refinancing Indebtedness" means Indebtedness that is an extension, renewal, replacement or refunding of Indebtedness permitted to be Incurred by the Indenture; provided, however, that (a) the maximum principal amount of Refinancing Indebtedness (or, if such Refinancing Indebtedness does not require cash payments prior to maturity or is otherwise issued at a discount, the original issue price of such Refinancing Indebtedness) permitted may not exceed (i) the principal amount of the Indebtedness being extended, renewed, replaced or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses and any prepayment premium, penalty, consent fees and accrued interest (collectively, "Refinancing Fees"); or (ii) if such Indebtedness being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount to the time of the Incurrence of the Refinancing Indebtedness plus Refinancing Fees, (b) except with respect to Indebtedness Incurred to finance the acquisition, holding or development of real property and related appurtenances and the construction of improvements thereon and Incurred in the ordinary course of business and in compliance with the terms of the Indenture, the Refinancing Indebtedness has a Weighted Average Life and a final maturity that is equal to or greater than the Indebtedness being extended, renewed, replaced or refunded at the time of such extension, renewal, replacement or refunding, (c) the Refinancing Indebtedness shall rank with respect to the Notes to an extent no less favorable in respect thereof to the Holders than the Indebtedness being refinanced, and (d) the Company may Incur Refinancing Indebtedness only to refinance Indebtedness of the Company or a Subsidiary Guarantor, and a Subsidiary Guarantor may Incur Refinancing Indebtedness only to refinance Indebtedness of the Company or a Subsidiary Guarantor and a Restricted Subsidiary that is not a Subsidiary Guarantor may incur Refinancing Indebtedness only to refinance Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Subsidiary Guarantor.

  "Restricted Payment" means, with respect to any Person, (a) any dividend or other distribution on shares of Capital Stock of the Company or any Restricted Subsidiary, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value, in whole or in part, of any shares of Capital Stock of the Company or any Restricted Subsidiary, (c) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition, or defeasance), in whole or in part, of any Indebtedness of the Company or a Restricted Subsidiary that is subordinate in right of payment to the Notes, but only if such defeasance, redemption, repurchase or other acquisition or retirement is made prior to the scheduled payment on such Indebtedness and (d) any Investment (other than a Permitted Investment); provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of the Company or a Restricted Subsidiary solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary, (ii) any dividend, distribution, or other payment to the Company or any of its Restricted Subsidiaries by any of its Subsidiaries, (iii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of a Subsidiary owned by the Company, (iv) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of (A) Indebtedness of the Company payable solely in shares of Capital Stock or Subordinated Indebtedness of the Company, (B) Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary payable solely in shares of Capital Stock of the Company or such Restricted Subsidiary or Subordinated Indebtedness of the Company, or (C) Indebtedness of the Company owed to Subsidiary Guarantors and Indebtedness of the Company that is subordinated in right of payment to the Notes and owed to its Restricted Subsidiaries that are not Subsidiary Guarantors, (v) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of Subordinated Indebtedness of the Company or a Restricted Subsidiary existing on the Issue Date or (vi) any proportionate payment in respect of minority interests in Restricted Subsidiaries to the extent that the payment constitutes a return of capital that was not included in the Company's shareholders' equity or a dividend or similar distribution not included in determining the Company's Consolidated Net Income.

  "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

  "S&P" means Standard and Poor's Ratings Group or any successor to its debt rating business.

  "SEC" means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the TIA.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Significant Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1.02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity," when used with respect to any Note, means June 1, 2005.

  "Subordinated Indebtedness" means Indebtedness of the Company which is subordinated in right of payment to the prior payment in full, including all payment of principal, premium and all accrued interest (and post-petition interest) on, and all other amounts owing in connection with the Notes.

  "Subsidiary" of any Person means any corporation or other entity (other than political subdivisions or enterprises thereof or governmental agencies) of which at least 50% of the Capital Stock having ordinary voting power to elect the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

  "Subsidiary Guarantor" means NVR Homes, Inc. and any other Subsidiary of the Company that is required to execute a Subsidiary Guarantee pursuant to the Indenture.

  "TIA" means the Trust Indenture Act of 1939, as in effect from time to time.

  "Trustee" means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor serving under the Indenture.

  "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

  "Unrestricted Subsidiary" means each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and whose creditors have no direct or indirect recourse (including, without limitation, no recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the Company or a Restricted Subsidiary. The Board of Directors of the Company may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the Indenture as of the date of such redesignation, and (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to paragraph (b) under the caption, "Limitations on Indebtedness." Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) a Restricted Payment will be deemed to be made at the time of such designation and such designation will reduce the Basket to the extent of the book value (in accordance with GAAP) of the Company's or a Restricted Subsidiary's investment in the Subsidiary being designated an Unrestricted Subsidiary (the "Designation Amount"), and (ii) immediately after giving effect to such designation and reduction of the Basket, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to paragraph (b) under the caption "Limitations on Indebtedness." Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers' Certificate.

  "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated April 8, 1998 (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters") has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters severally, the principal amount of Notes set forth opposite the name of such Underwriter below:

                                                                PRINCIPAL AMOUNT
                           UNDERWRITERS                             OF NOTES
                           ------------                         ----------------
   Salomon Brothers Inc .......................................   $101,500,000
   Credit Suisse First Boston Corporation......................    21,750,000
   Friedman, Billings, Ramsey & Co., Inc. .....................    21,750,000
                                                                  ------------
     Total.....................................................   $145,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters will be obligated to take and pay for all of the Notes offered hereby if any of such Notes are purchased.

  The distribution of the Notes by the Underwriters is being effected from time to time in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with the sale of any Notes, the Underwriters may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriters upon the sale of the Notes and the price at which the Underwriters purchased such Notes from the Company. In addition, the Underwriters may sell Notes to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and/or any purchasers of Notes for whom they may act as agent (which compensation may be in excess of customary commissions). The Underwriters may also receive compensation from the purchasers of Notes for whom they may act as agent.

  In connection with the Offering and in compliance with applicable law, the Underwriters may engage in transactions which stabilize or maintain the market price of the Notes at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may over-allot in connection with the Offering creating a short position in the Notes for their own account. For the purposes of covering a syndicate short position or stabilizing the price of the Notes, the Underwriters may place bids for the Notes or effect purchases of the Notes in the open market. A syndicate short position may also be covered by exercise of the over-allotment option described above. Finally, the Underwriters may impose a penalty bid on certain Underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Notes in the Offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments in respect thereof.

  Proceeds of the Offering will be used in part to refinance the 1993 Notes. Salomon Brothers Inc and its affiliates hold an amount of 1993 Notes such that the retirement of such 1993 Notes would require more than 10% of the net proceeds of the Offering. As a result, more than 10% of the net proceeds of the Offering may be deemed to be paid to Salomon Brothers Inc. Therefore, this Offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Credit Suisse First Boston Corporation, Inc. has assumed the responsibilities of acting as a "qualified independent underwriter" in pricing the Offering and conducting due diligence.

  The Company has applied for listing of the Notes on the American Stock Exchange. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making may be discontinued at any time without any notice. There can be no assurance as to whether an active trading market for the Notes will develop.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Notes are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters with respect to the Notes are being passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                   NVR, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Auditors........................................... F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996............. F-3
Consolidated Statements of Income for each of the Three Years Ended
 December 31, 1997....................................................... F-5
Consolidated Statements of Shareholders' Equity for each of the Three
 Years Ended
 December 31, 1997....................................................... F-6
Consolidated Statements of Cash Flows for each of the Three Years Ended
 December 31, 1997....................................................... F-7
Notes to Consolidated Financial Statements............................... F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders NVR, Inc.:

  We have audited the accompanying consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NVR, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
January 28, 1998

                                   NVR, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                           ASSETS
Homebuilding:
  Cash and cash equivalents.................................. $ 41,684 $ 71,533
  Receivables................................................    3,398    2,927
  Inventory:
    Lots and housing units, covered under sales agreements
     with customers..........................................  165,132  126,456
    Unsold lots and housing units............................   51,434   37,940
    Manufacturing materials and other........................    7,475    7,297
                                                              -------- --------
                                                               224,041  171,693
                                                              -------- --------
  Property, plant and equipment, net.........................   17,241   17,916
  Reorganization value in excess of amounts allocable to
   identifiable assets, net..................................   69,366   75,818
  Goodwill, net..............................................   10,753      --
  Contract land deposits.....................................   36,992   36,383
  Other assets...............................................   22,424   21,008
                                                              -------- --------
                                                               425,899  397,278
                                                              -------- --------
Mortgage Banking:
  Cash and cash equivalents..................................    4,041    3,247
  Mortgage loans held for sale, net..........................  115,744   75,735
  Mortgage servicing rights, net.............................    2,220    6,309
  Property and equipment, net................................      637      917
  Reorganization value in excess of amounts allocable to
   identifiable assets, net..................................   11,700   12,788
  Other assets...............................................    4,380    4,891
                                                              -------- --------
                                                               138,722  103,887
                                                              -------- --------
      Total assets........................................... $564,621 $501,165
                                                              ======== ========


                See notes to consolidated financial statements.

                                   NVR, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
           LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
  Accounts payable......................................... $ 67,987  $ 54,894
  Accrued expenses and other liabilities...................   94,931    85,260
  Notes payable............................................    5,728        86
  Other term debt..........................................   14,017    14,043
  Senior notes.............................................  120,000   120,000
                                                            --------  --------
                                                             302,663   274,283
                                                            --------  --------
Mortgage Banking:
  Accounts payable and other liabilities...................    8,925     7,409
  Notes payable............................................  108,393    67,463
                                                            --------  --------
                                                             117,318    74,872
                                                            --------  --------
    Total liabilities......................................  419,981   349,155
                                                            --------  --------
Commitments and contingencies
Shareholders' equity:
  Common stock, $0.01 par value; 60,000,000 shares
   authorized; 19,995,494 and 19,881,515 shares issued for
   1997 and 1996, respectively.............................      200       199
  Additional paid-in-capital...............................  164,731   157,842
  Retained earnings........................................   75,977    47,098
  Less treasury stock at cost--8,900,972 and 6,307,108
   shares at December 31, 1997 and 1996, respectively......  (96,268)  (53,129)
                                                            --------  --------
    Total shareholders' equity.............................  144,640   152,010
                                                            --------  --------
      Total liabilities and shareholders' equity........... $564,621  $501,165
                                                            ========  ========


                See notes to consolidated financial statements.

                                   NVR, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                              YEAR ENDED        YEAR ENDED        YEAR ENDED
                           DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                           ----------------- ----------------- -----------------
Homebuilding:
  Revenues...............     $1,154,022        $1,045,930         $ 869,119
  Other income...........          1,232             1,312             1,577
  Cost of sales..........       (995,855)         (906,255)         (751,035)
  Selling, general and
   administrative........        (87,231)          (71,184)          (63,200)
  Amortization of
   reorganization value
   in excess of amounts
   allocable to
   identifiable
   assets/goodwill.......         (6,635)           (7,048)           (7,048)
                              ----------        ----------         ---------
    Operating income.....         65,533            62,755            49,413
  Interest expense.......        (16,410)          (16,611)          (17,166)
                              ----------        ----------         ---------
    Homebuilding income..         49,123            46,144            32,247
Mortgage Banking:
  Mortgage banking fees..         25,946            24,029            26,297
  Interest income........          6,415             5,351             4,744
  Other income...........            674                47                46
  General and
   administrative........        (23,636)          (23,507)          (26,747)
  Amortization of
   reorganization value
   in excess of amounts
   allocable to
   identifiable assets...         (1,088)           (1,088)           (1,088)
  Interest expense.......         (3,544)           (2,249)           (2,090)
                              ----------        ----------         ---------
    Operating income.....          4,767             2,583             1,162
Total segment income.....         53,890            48,727            33,409
Income tax expense.......        (25,011)          (22,946)          (17,009)
                              ----------        ----------         ---------
Income before
 extraordinary gains.....         28,879            25,781            16,400
Extraordinary gain--
 repurchase of debt (net
 of tax expense of $645
 for the year ended
 December 31, 1995)......            --                --                927
                              ----------        ----------         ---------
Net income...............     $   28,879        $   25,781         $  17,327
                              ==========        ==========         =========
Basic earnings per share:
  Income before
   extraordinary gain....     $     2.44        $     1.76         $    1.07
  Extraordinary gain.....            --                --               0.06
                              ----------        ----------         ---------
  Basic earnings per
   share.................     $     2.44        $     1.76         $    1.13
                              ==========        ==========         =========
Diluted earnings per
 share:
  Income before
   extraordinary gain....     $     2.18        $     1.70         $    1.06
  Extraordinary gain.....            --                --               0.06
                              ----------        ----------         ---------
  Diluted earnings per
   share.................     $     2.18        $     1.70         $    1.12
                              ==========        ==========         =========

                See notes to consolidated financial statements.

                                   NVR, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                 ADDITIONAL
                                         COMMON   PAID-IN   RETAINED  TREASURY
                                         STOCK    CAPITAL   EARNINGS   STOCK
                                        -------- ---------- --------  --------

Balance, December 31, 1994............. $    181  $142,163  $  4,299  $(17,121)
  Net income...........................      --        --     17,327       --
  Purchase of common stock for
   treasury............................      --        --        --     (2,581)
  Performance share activity...........        1     1,739       --        --
  Warrant activity.....................      --          1       --        --
  Option activity......................        2       169       --        --
                                        --------  --------  --------  --------
Balance, December 31, 1995.............      184   144,072    21,626   (19,702)
  Net income...........................      --        --     25,781       --
  Purchase of common stock for
   treasury............................      --        --        --    (35,137)
  Performance share activity...........      --        529       --      1,710
  Warrant activity.....................       15    13,146      (309)      --
  Option activity......................      --         95       --        --
                                        --------  --------  --------  --------
Balance, December 31, 1996.............      199   157,842    47,098   (53,129)
  Net income...........................      --        --     28,879       --
  Purchase of common stock for
   treasury............................      --        --        --    (45,545)
  Performance share activity...........      --      5,580       --      2,406
  Tax benefit from stock options
   exercised...........................      --        464       --        --
  Option activity......................        1       845       --        --
                                        --------  --------  --------  --------
Balance, December 31, 1997............. $    200  $164,731  $ 75,977  $(96,268)
                                        ========  ========  ========  ========


                See notes to consolidated financial statements.

                                   NVR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                          DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                          ----------------- ----------------- -----------------
Cash flows from
 operating activities:
  Net income............     $    28,879       $    25,781       $    17,327
  Adjustments to
   reconcile net income
   to net cash provided
   (used) by operating
   activities:
  Extraordinary gain--
   extinguishment of
   debt.................             --                --             (1,572)
  Depreciation and
   amortization.........          13,338            15,417            14,814
  Gain on sales of
   loans................         (16,731)          (14,401)           (8,320)
  Deferred tax
   provision............            (629)             (322)           (3,596)
  Interest accrued and
   added to bond
   principal............             --              1,180             2,749
  Mortgage loans
   closed...............      (1,485,763)       (1,243,945)       (1,092,676)
  Proceeds from sales of
   mortgage loans.......       1,450,618         1,268,254         1,052,550
  (Gain) loss on sales
   of mortgage servicing
   rights...............          (1,069)            1,194            (5,534)
  Net change in assets
   and liabilities:
    Increase in
     inventories........         (31,354)          (16,980)          (45,175)
    Decrease (increase)
     in receivables.....             693             5,084            (2,191)
    Increase (decrease)
     in accounts payable
     and accrued
     expenses...........          20,556              (611)           20,720
  Other, net............           6,437            (1,869)           (7,184)
                             -----------       -----------       -----------
      Net cash provided
       (used) by
       operating
       activities.......         (15,025)           38,782           (58,088)
                             -----------       -----------       -----------
Cash flows from
 investing activities:
  Sale of marketable
   securities...........             --                --              5,000
  Proceeds from sales of
   mortgage-backed
   securities...........          15,126            45,835             1,069
  Business acquisition,
   net of cash
   acquired.............         (12,533)              --                --
  Purchase of property,
   plant and equipment..          (3,053)           (4,267)           (3,590)
  Principal payments on
   mortgage-backed
   securities...........           4,190            15,511            16,932
  Purchase of mortgage
   servicing rights.....             --               (193)          (10,664)
  Proceeds from sales of
   mortgage servicing
   rights...............          14,199            23,518            16,050
  Other, net............           1,236             4,458             1,242
                             -----------       -----------       -----------
      Net cash provided
       by investing
       activities.......          19,165            84,862            26,039
                             -----------       -----------       -----------
Cash flows from
 financing activities:
  Redemption of bonds...         (18,019)          (62,306)          (20,104)
  Repurchase of senior
   notes................             --                --            (12,962)
  Purchases of treasury
   stock................         (45,545)          (35,137)           (2,581)
  Net borrowings
   (repayments) under
   notes payable and
   credit lines.........          29,523           (19,935)           51,663
  Other, net............             846            12,947               124
                             -----------       -----------       -----------
      Net cash provided
       (used) by
       financing
       activities.......         (33,195)         (104,431)           16,140
                             -----------       -----------       -----------
Net increase (decrease)
 in cash................         (29,055)           19,213           (15,909)
Cash, beginning of
 year...................          74,780            55,567            71,476
                             -----------       -----------       -----------
Cash, end of year.......     $    45,725       $    74,780       $    55,567
                             ===========       ===========       ===========
Supplemental disclosures
 of cash flow
 information:
  Interest paid during
   the year.............     $    21,255       $    22,160       $    25,214
                             ===========       ===========       ===========
  Income taxes paid
   during the year, net
   of refunds...........     $    23,018       $    26,492       $    16,745
                             ===========       ===========       ===========

                See notes to consolidated financial statements.

                                   NVR, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of NVR, Inc. ("NVR" or "The Company"), its wholly-owned subsidiaries and certain partially-owned entities. All significant intercompany transactions have been eliminated in consolidation.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents includes short-term investments with original maturities of three months or less.

 Homebuilding Inventory

  Inventory is stated at the lower of cost or market value. Cost of lots and completed and uncompleted housing units represent the accumulated actual cost thereof. Field construction supervisors' salaries and related direct overhead expenses are included in inventory costs. Interest costs are not capitalized into inventory. Upon settlement, the cost of the units is expensed on a specific identification basis. Cost of manufacturing materials is determined on a first-in, first-out basis.

 Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

  Reorganization value in excess of amounts allocable to identifiable assets ("reorganization value") is being amortized on a straight-line basis over 15 years. Accumulated amortization as of December 31, 1997 and 1996 was $34,489 and $26,948, respectively. Determination of any impairment losses related to this intangible asset is based on consideration of projected undiscounted cash flows.

 Goodwill

  The excess of amounts paid for business acquisitions over the net fair value of the assets acquired and the liabilities assumed ("Goodwill") is amortized using the straight line method over ten years, and originated from the October 31, 1997 acquisition of Fox Ridge Homes, Inc. See Note 2. Accumulated amortization was $182 at December 31, 1997. Determination of any impairment losses related to this intangible asset is based on consideration of projected undiscounted cash flows.

 Mortgage Loans Held for Sale

  Mortgage loans held for sale are valued at the lower of cost or market on a net aggregate basis.

 Mortgage-Backed Securities and Mortgage-Backed Bonds

  Prior to 1996, the Company's ownership interests in mortgage-backed securities and the related mortgage-backed bonds were presented on a gross basis on the consolidated balance sheets and income statements. Accordingly, the book values of the mortgage-backed securities and mortgage-backed bonds were presented

                                   NVR, INC.

separately as assets and liabilities, respectively, on the consolidated balance sheets, and interest income on mortgage-backed securities and interest expense of the mortgage-backed bonds were presented separately as income and expense, respectively, on the consolidated income statements. All of such interests are at, or are nearing, the ends of their economic useful lives, and as such, NVR does not anticipate that such assets will generate significant amounts of income or cash flow in the future. The Company's consolidated balance sheets for all periods presented reflect its ownership interests in mortgage-backed securities net of the related mortgage-backed bonds as a component of other assets of the mortgage banking segment, and the consolidated statements of income for all periods presented reflect earnings from such interests net of the related interest expense as a component of other income of the mortgage banking segment.

 Adoption of New Accounting Principles

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. SFAS No. 128 supersedes APB Opinion No. 15, Earnings per Share ("Opinion No. 15") and requires the calculation and dual presentation of Basic and Diluted earnings per share ("EPS"), replacing the measures of primary and fully-diluted EPS as reported under Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending December 31, 1997. Restatement of prior period EPS data to conform with SFAS No. 128 is required.

  The following weighted average shares and share equivalents are used to calculate Basic and Diluted EPS for the years ended December 31, 1997, 1996 and 1995:

                               YEAR ENDED        YEAR ENDED        YEAR ENDED
                            DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                            ----------------- ----------------- -----------------
   Weighted average number
    of shares outstanding
    used to calculate Basic
    EPS....................    11,838,743        14,620,593        15,334,148
   Dilutive securities:
     Warrants..............           --            211,502               --
     Stock Options.........     1,405,934           304,914            71,115
                               ----------        ----------        ----------
   Weighted average number
    of shares and share
    equivalents outstanding
    used to calculate
    Diluted EPS............    13,244,677        15,137,009        15,405,263
                               ==========        ==========        ==========

  The Company also adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities during the year ended December 31, 1997. Such adoption did not have a material impact on the Company's financial condition or results of operations.

 Revenues-Homebuilding Operations

  NVR Homes, Inc. ("Homes"), a wholly owned subsidiary of NVR, builds light-frame, low-rise residences which generally are produced on a pre-sold basis for the ultimate customer. Revenues are recognized at the time units are completed and title passes to the customer. Additionally, to a significantly lesser degree, Homes sells house packages to builder-dealers and other homebuilders and recognizes revenue at the time the product is delivered to the builder-dealer or homebuilder.

 Mortgage Banking Fees

  Mortgage banking fees include income earned by NVR's mortgage banking subsidiaries for originating and processing mortgage loans, servicing mortgage loans held in the servicing portfolio, title fees, gains and losses

                                   NVR, INC.

on the sale of mortgage loans and mortgage servicing and other activities incidental to mortgage banking. Loan origination fees and direct loan origination costs are deferred and the net deferred fees, or costs, are recognized either upon the sale of the loan or as an adjustment of the yield over the life of the loan.

 Mortgage Servicing Rights

  Mortgage servicing rights are recorded by allocating the total cost of acquiring mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

  NVR measures the impairment of the mortgage servicing rights based on their current fair value. Current fair value is determined through the discounted present value of estimated future net servicing cashflows using a risk-based discount rate and assumptions based upon market estimates for future servicing revenues and expenses (including prepayment expectations, servicing costs, default rates, and interest earnings on escrows). For the purposes of evaluating and measuring impairment of the mortgage servicing rights, they are stratified using the predominant risk characteristic of the underlying mortgage loans. NVR has determined that the predominant risk characteristic of the underlying mortgage loans is interest rate. Impairment, and subsequent changes in measurement of impairment, of any individual stratum is recognized through a valuation allowance for that stratum. The mortgage servicing rights are amortized to general and administrative expense in proportion to, and over the period of, the estimated net servicing income.

 Depreciation

  Depreciation is based on the estimated useful lives of the assets using the straight-line method. Amortization of capital lease assets is included in depreciation expense.

 Income Taxes

  NVR files a consolidated federal income tax return. Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax rules and regulations.

 Financial Instruments

  Except as otherwise noted in notes 1 and 4 to the financial statements, NVR believes that insignificant differences exist between the carrying value and the fair value of its financial instruments. The estimated fair value of NVR's 11% Senior Notes due 2003 ("Senior Notes") as of December 31, 1997 and 1996 was $130,776 and $127,044, respectively, with a carrying value of $120,000 at both respective dates. The estimated fair values are based on quoted market prices for these instruments.

 Stock-Based Compensation

  As permitted under SFAS No. 123, NVR has elected to continue to follow the guidance of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock-based employee compensation arrangements. The pro forma financial information required by SFAS No. 123 is included in footnote 10.

2. ACQUISITION

  NVR Fox Ridge, Inc., a wholly owned subsidiary of Homes, was formed during 1997 to purchase substantially all of the assets and assume certain liabilities of Fox Ridge Homes, Inc. ("FRH"), a leading homebuilder in Nashville, Tennessee. NVR Fox Ridge, Inc. was renamed Fox Ridge Homes, Inc. ("Fox Ridge")

                                   NVR, INC.

in November, 1997. To consummate the purchase on October 31, 1997, Fox Ridge assumed approximately $15,160 of FRH's liabilities, paid FRH $14,250 in cash at settlement on October 31, 1997, and issued a note payable for the remaining $4,750 purchase price. The note bears interest at 200 basis points above the federal funds target rate, and will be paid in three annual installments on October 31, 1998, 1999 and 2000, including accrued interest.

  Fox Ridge accounted for this acquisition using the purchase method, and the operations of the acquired business have been included in NVR's consolidated statements of income since its acquisition. Goodwill that was generated pursuant to the purchase transaction is being amortized using the straight line method over 10 years.

  The following unaudited pro forma summary of combined operations was prepared to illustrate the estimated effects of the 1997 acquisition of FRH as if such acquisition had occurred on the first day of the respective periods presented.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
   Homebuilding revenues............................... $ 1,192,684 $ 1,100,821
   Net income..........................................      29,343      28,209
   Diluted earnings per share..........................        2.22        1.86

3. SEGMENT INFORMATION, NATURE OF OPERATIONS, AND CERTAIN CONCENTRATIONS

  NVR is a holding company that operates in two business segments: homebuilding and mortgage banking. The homebuilding segment is one of the largest homebuilders in the United States and in the Washington, D.C. and Baltimore, Maryland metropolitan areas, where NVR derived approximately 66% of its 1997 homebuilding revenues. NVR's homebuilding segment primarily constructs and sells single-family detached homes, townhomes and condominium buildings in three distinct product lines, through two divisions and one wholly owned subsidiary: Ryan Homes, NVHomes and Fox Ridge. Ryan Homes builds moderately priced homes in sixteen metropolitan areas located in Maryland, Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee, and markets its homes primarily to first-time buyers. NVHomes builds homes largely in the Washington, D.C. metropolitan area, and markets its homes primarily to move-up buyers. Fox Ridge Homes, Inc. builds moderately priced homes in Nashville, TN and also markets its homes primarily to first-time homebuyers.

  The mortgage banking segment, which operates under NVR Financial Services, Inc. ("NVRFS"), currently includes a national mortgage banking operation and a limited-purpose financing subsidiary (the "Limited-Purpose Financing Subsidiary") which was formed to facilitate the financing of long-term mortgage loans through the sale of non-recourse bonds collateralized by mortgage-backed securities. The Company sells all of the mortgage loans it closes into the secondary markets and sells its originated mortgage servicing rights on a flow basis. A significant portion of the Company's mortgage operations are conducted in the Washington, D.C. and Baltimore, Maryland metropolitan area. Although NVR's mortgage banking operations provide financing to a substantial portion of NVR's homebuilding customers, NVR's homebuilding customers accounted for only 43% of the dollar amount of loans closed in 1997.

  Because there are no significant holding company revenues, unallocable selling, general and administrative expense and assets other than its investment in the homebuilding and mortgage banking subsidiaries, the holding company (excluding its investment in its subsidiaries) is presented as part of the homebuilding segment in the accompanying consolidated financial statements and following:

                                   NVR, INC.

                            YEAR ENDED        YEAR ENDED        YEAR ENDED
                         DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                         ----------------- ----------------- -----------------
Revenues:
  Homebuilding..........    $1,155,254        $1,047,242         $870,696
  Mortgage Banking......        33,035            29,427           31,087
                            ----------        ----------         --------
                            $1,188,289        $1,076,669         $901,783
                            ==========        ==========         ========
                            YEAR ENDED        YEAR ENDED        YEAR ENDED
                         DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                         ----------------- ----------------- -----------------
Operating income:
  Homebuilding..........    $   65,533        $   62,755         $ 49,413
  Mortgage Banking......         3,932             1,804            1,005
  Intersegment
   transactions*........           835               779              157
                            ----------        ----------         --------
                            $   70,300        $   65,338         $ 50,575
                            ==========        ==========         ========
                         DECEMBER 31, 1997 DECEMBER 31, 1996
                         ----------------- -----------------
Identifiable assets:
  Homebuilding..........    $  425,899        $  397,278
  Mortgage Banking......       138,722           103,887
                            ----------        ----------
                            $  564,621        $  501,165
                            ==========        ==========
                            YEAR ENDED        YEAR ENDED        YEAR ENDED
                         DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                         ----------------- ----------------- -----------------
Depreciation and
 amortization:
  Homebuilding..........    $   11,019        $   10,899         $ 10,322
  Mortgage Banking......         2,319             4,518            4,492
                            ----------        ----------         --------
    Total...............    $   13,338        $   15,417         $ 14,814
                            ==========        ==========         ========
Capital expenditures:
  Homebuilding..........    $    2,708        $    4,019         $  2,448
  Mortgage Banking......           345               248            1,142
                            ----------        ----------         --------
    Total...............    $    3,053        $    4,267         $  3,590
                            ==========        ==========         ========

--------
* Intersegment transactions primarily represent intercompany advances and related interest income/expense of the mortgage banking segment.

4. RELATED PARTY TRANSACTIONS

  During 1997, 1996, and 1995, NVR purchased, at market prices, developed lots from a company that is controlled by a member of the board of directors. Those purchases totaled $8,066, $6,612, and $8,877 during 1997, 1996 and 1995, respectively. NVR expects to purchase the remaining lots under contract as of December 31, 1997 over the next 18 to 24 months for an aggregate purchase price of approximately $32,000.

  During the years ended December 31, 1997, 1996 and 1995, one of the executive officers of NVR was a partner in a law firm which billed NVR approximately $375, $344 and $324, respectively, in fees and expenses for legal services.

                                   NVR, INC.

  During the year ended December 31, 1995, NVR paid $181 to a company partially owned by the chief executive officer of NVR as rent for its executive office space. Effective October 1995, the chief executive officer divested his ownership interest.

  During 1996, NVR repurchased, at market prices, 2,370,839 shares of its common stock for an aggregate purchase price of $25,401 from certain investors who at the time of the purchases were beneficial owners of greater than five percent (5%) of the Company's common stock. In addition, during 1996, the Company also repurchased, at market prices, 304,735 warrants to purchase the Company's common stock at an aggregate purchase price of $166 from certain of the aforementioned investors.

5. LOAN SERVICING PORTFOLIO, MORTGAGE LOAN COMMITMENTS AND OFF-BALANCE SHEET
RISK

  At December 31, 1997 and 1996, NVRFS was servicing approximately 2,947 and 9,200 mortgage loans for various investors with aggregate balances of approximately $224,000 and $579,000, respectively.

  At December 31, 1997, NVRFS had capitalized mortgage servicing rights of $2,220 which related to approximately $175 million of the aggregate $224 million in loans serviced. The mortgage servicing rights associated with the remaining $49 million in loans serviced are not subject to capitalization because the loans were originated and sold prior to NVR's adoption of SFAS No. 122 on January 1, 1995. At December 31, 1996, NVRFS had capitalized purchased mortgage servicing rights of $6,309.

  NVRFS assesses the fair value of the capitalized mortgage servicing rights by stratifying the underlying loans by interest rate. The fair value of the mortgage servicing rights is then determined through the present value of estimated future net servicing cashflows using a risk based discount rate, and assumptions based upon market estimates for future servicing revenues and expenses (including prepayment expectations, servicing costs, default rates, and interest earnings on escrows). The fair value of the capitalized mortgage servicing rights was $2,471 and $7,563 at December 31, 1997 and 1996, respectively. The fair value of the mortgage servicing rights not subject to capitalization was $490 and $650 at December 31, 1997 and 1996, respectively. Based on management's estimate of the fair value of the designated strata, no impairment valuation allowance is necessary.

  NVRFS amortizes the capitalized mortgage servicing rights in proportion to, and over the period of, the estimated net servicing income. The amortization for the periods ending December 31, 1997, 1996 and 1995 was $506, $1,627 and $2,665, respectively.

  In the normal course of business, NVR Finance enters into contractual commitments involving financial instruments with off-balance sheet risk. These financial instruments include commitments to extend mortgage loans to customers and forward contracts to sell mortgage-backed securities to broker/dealers. These instruments involve, to varying degrees, elements of credit and market rate risk in excess of the amounts recognized in the balance sheet.

  NVR Finance's exposure to credit loss, in the event of non-performance by the customers, is represented by the contractual amount of the commitment for the mortgage loans. NVR Finance uses the same credit policies in making commitments as it does for on-balance sheet mortgage loans.

  There were mortgage loan commitments aggregating approximately $129,949 and $94,901 outstanding at December 31, 1997 and 1996, respectively. There were open forward delivery contracts aggregating approximately $195,719 and $130,891 at December 31, 1997 and 1996, respectively.

  NVR Finance enters into contractual commitments to extend credit to buyers of single-family homes with fixed expiration dates. The commitments become effective when the borrowers "lock-in" a specified interest

                                   NVR, INC.

rate within time frames established by NVR Finance. All mortgagors are evaluated for credit worthiness prior to the extension of the commitment. Market risk arises if interest rates move adversely between the time of the "lock-in" of rates by the borrower and the sale date to a broker/dealer. This market risk is managed by entering into forward contracts as discussed below.

  Since certain of the commitments are expected to expire without a loan closing, the total contractual amounts do not necessarily represent future cash requirements. Collateral for loans granted is obtained by a first mortgage security interest in real estate whose appraised values exceed the contractual amount of the commitment.

  NVR Finance enters into optional and mandatory forward delivery contracts to sell mortgage-backed securities at specific prices and dates to broker/dealers. NVR Finance has established policies governing which broker/dealers can be used to conduct these activities. Credit risk associated with forward contracts is limited to the replacement cost of those forward contracts in a gain position, and at December 31, 1997 and 1996 there were no such positions. There were no counterparty default losses on forward contracts in 1997, 1996 or 1995. Market risk with respect to forward contracts arises from changes in the value of contractual positions due to fluctuations in interest rates. NVR Finance limits its exposure to market risk by monitoring differences between the total of commitments to customers and loans held for sale and forward contracts with broker/dealers. In the event NVR Finance has forward delivery contract commitments in excess of available mortgage-backed securities, NVR Finance completes the transaction by either paying or receiving a fee to/from the broker/dealer equal to the increase/decrease in the market value of the forward contract. NVRFS has no market risk associated with optional delivery contracts because NVRFS has the right but not the obligation to deliver mortgage backed securities to broker/dealers under these contracts.

6. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
   Homebuilding:
     Office facilities and other.............................. $ 7,926  $ 7,460
     Model home furniture and fixtures........................   5,947    4,255
     Manufacturing facilities.................................   7,199    7,964
     Property under capital leases............................  14,177   14,177
                                                               -------  -------
                                                                35,249   33,856
     Less accumulated depreciation and amortization........... (18,008) (15,940)
                                                               -------  -------
                                                               $17,241  $17,916
                                                               =======  =======
   Mortgage Banking:
     Office facilities and other.............................. $ 3,965  $ 4,284
     Less accumulated depreciation and amortization...........  (3,328)  (3,367)
                                                               -------  -------
                                                               $   637  $   917
                                                               =======  =======

  Included in Homebuilding property, plant and equipment are amounts for land totaling $1,732 at December 31, 1997 and 1996.

  Certain property, plant and equipment listed above is collateral for various debt of NVR and certain of its subsidiaries as more fully described in note 7.

                                   NVR, INC.

7. DEBT

                                                               DECEMBER 31,
                                                             -----------------
                                                               1997     1996
                                                             -------- --------
   Homebuilding:
     Notes payable:
     Working capital revolving credit(a).................... $    --  $    --
     Other(b)...............................................    5,728       86
                                                             -------- --------
                                                             $  5,728 $     86
                                                             ======== ========
     Other term debt:
     Capital lease and financing obligations and mortgages
      due in monthly installments through 2014(c)........... $ 14,017 $ 14,043
                                                             ======== ========
     Senior notes(d)........................................ $120,000 $120,000
                                                             ======== ========
   Mortgage Banking:
     Mortgage warehouse revolving credit(e)................. $ 77,765 $ 61,259
     Mortgage repurchase facility(f)........................   30,628    6,204
                                                             -------- --------
                                                             $108,393 $ 67,463
                                                             ======== ========

--------
(a) On September 30, 1993, Homes as borrower and NVR as guarantor entered into a working capital revolving credit agreement (the "Working Capital Revolving Credit" or "Senior Bank Indebtedness"). This facility currently provides for unsecured borrowings up to $60,000, subject to certain borrowing base limitations, and is generally available to fund working capital needs of Homes and for certain payments of NVR. Up to approximately $24,000 of this facility is currently available for issuance in the form of letters of credit of which $6,059 and $5,345 were outstanding at December 31, 1997 and 1996, respectively. The Working Capital Revolving Credit is for a three year period ending May 31, 2000 and outstanding amounts bear interest at the election of the Company, at
    (i) the base rate of interest announced by the Facility agent or (ii) 2.0% above the Eurodollar Rate. The weighted average interest rates for the amounts outstanding under the facility were 8.1% and 8.0% for 1997 and 1996, respectively. NVR's guarantee is a guarantee of collection only and is unsecured.

    The Working Capital Revolving Credit agreement contains numerous operating and financial covenants, including required levels of net worth, fixed charge coverage ratios, and several other covenants related to the construction operations of Homes. In addition, the Working Capital Revolving Credit agreement contains restrictions on the ability of Homes and, in certain cases, NVR to, among other things, incur debt and make investments. Also, the Working Capital Revolving Credit agreement prohibits NVR from paying dividends to shareholders.

(b) Other notes payable as of December 31, 1997 is principally comprised of a $4,750 note payable issued in connection with the acquisition of Fox Ridge (see Note 2). The weighted average interest rate was 7.5% during 1997.

(c) The capital lease and financing obligations and mortgages have either fixed or variable interest rates ranging from 3.0% to 13.9% and are collateralized by land, buildings and equipment with a net book value of $11,602 and $12,181 at December 31, 1997 and 1996, respectively.

                                   NVR, INC.

    The following schedule provides future minimum lease payments under all financing and capital leases together with the present value as of December 31, 1997:

     YEARS ENDING
     DECEMBER 31:
     ------------
     1998............................................................. $  1,783
     1999.............................................................    1,851
     2000.............................................................    1,851
     2001.............................................................    1,870
     2002.............................................................    1,929
     Thereafter.......................................................   34,748
                                                                       --------
                                                                         44,032
     Amount representing interest.....................................  (30,015)
                                                                       --------
                                                                       $ 14,017
                                                                       ========

(d) On September 30, 1993, NVR received gross proceeds of $160,000 from the sale of its Senior Notes. The Senior Notes bear interest at a rate of 11% per annum, payable semi-annually on June 1 and December 1 of each year and are due in 2003. The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 1998 at redemption prices ranging from 105.5% of par in 1998 to par beginning in 2001.

      The Senior Notes are senior obligations of the Company and rank pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes are secured by a first priority pledge of the capital stock of Homes, Fox Ridge, NVRFS and RVN, Inc. ("RVN") (Homes, Fox Ridge, NVRFS and RVN, collectively, the "Guarantors"). The Senior Notes also are guaranteed on a senior, unsecured basis by the Guarantors; provided, however, that the guarantee by Homes is subordinated to up to $60,000 of Senior Bank Indebtedness. During the year ended 1995, the Company purchased $15,000 in principal amount of its Senior Notes in the open market. These transactions resulted in a pre-tax gain of $1,572 for the year ended 1995, and is included in the accompanying financial statements as an extraordinary item, net of applicable taxes. Through December 31, 1997, the Company has repurchased $40,000 in the aggregate of its Senior Notes in the open market.

      The indenture governing the Senior Notes has, among other items, limitations on asset sales by NVR and the Guarantors and requires that NVR, on a consolidated basis, maintain net worth of at least $80,000. In addition, the indenture limits dividends, certain investments and NVR's and the Guarantors' ability to incur additional debt if NVR is in default under the indenture or if NVR does not meet certain fixed charge coverage ratios.

(e) The mortgage warehouse facility (the "Mortgage Warehouse Revolving Credit") of NVR Mortgage Finance, Inc. ("NVR Finance") currently has a borrowing limit of $105,000. The interest rate under the Mortgage Warehouse Revolving Credit is either: (i) the federal funds rate plus either 1.35% or 1.5% depending on the type of collateral, or (ii) 1.5% to the extent that NVR Finance provides compensating balances. The weighted average interest rates for amounts outstanding under the Mortgage Warehouse Revolving Credit line were 5.4% and 3.6% during 1997 and 1996, respectively. The Mortgage Warehouse Revolving Credit is collateralized primarily by mortgage loans and gestation mortgage-backed securities. The Mortgage Warehouse Revolving Credit Agreement is an annually renewable facility and currently expires in June 1998.

      The Mortgage Warehouse Revolving Credit agreement includes, among other items, restrictions on NVR Finance incurring additional borrowings and making intercompany dividends and tax payments. In addition, NVR Finance is required to maintain a minimum net worth.

                                   NVR, INC.

(f) NVR Finance from time to time enters into various gestation and repurchase agreements. NVR Finance currently has available an aggregate of $145,000 of borrowing capacity in such uncommitted and committed facilities. Amounts outstanding thereunder accrue interest at various rates tied to the federal funds rate and are collateralized by gestation mortgage-backed securities and whole loans. The uncommitted and committed facilities generally require NVR Finance to, among other items, maintain a minimum net worth and limit its level of liabilities in relation to its net worth. The weighted average interest rates for amounts outstanding under the uncommitted and committed facilities were 6.8% and 6.1% during 1997 and 1996, respectively.

  Maturities with respect to the other notes payable, other term debt, and the Senior Notes as of December 31, 1997 are as follows:

     YEARS ENDING
     DECEMBER 31:
     ------------
     1998............................................................... $ 2,056
     1999...............................................................   2,160
     2000...............................................................   2,107
     2001...............................................................     331
     2002...............................................................     323
     Thereafter......................................................... 136,078

  The $136,078 maturing after 2002 includes $120,000 in Senior Notes which mature in April 2003.

  Various debt agreements limit the ability of NVR's subsidiaries to transfer funds to NVR in the form of dividends, loans or advances. NVR's subsidiaries had net assets, after intercompany eliminations, of $261,806 as of December 31, 1997 that were so restricted.

  At December 31, 1997, the homebuilding and mortgage banking segments had restricted cash of $1,272 and $3,723, respectively, which includes customer deposits, mortgagor tax, insurance, completion escrows and other amounts collected at closing which relates to mortgage loans held for sale and to home sales.

8. COMMON STOCK

  There were 11,094,522 and 13,574,402 common shares outstanding at December 31, 1997 and 1996, respectively. As of December 31, 1997, NVR had reacquired a total of 9,247,255 shares of NVR common shares at an aggregate cost of $100,383. In February 1997 and 1996, 172,247 and 174,036 common shares, respectively, were issued from the treasury in satisfaction of employee benefit liabilities accrued at December 31, 1996 and 1995. The average cost basis for the shares reissued from the treasury in 1997 was $13.97 per share, and the average cost basis for those reissued in 1996 was $9.82 per share. In addition, 117,472 stock options were exercised during 1997 with NVR realizing $846 in equity proceeds.

  On September 30, 1993, NVR issued warrants to purchase 2,162,828 shares of common stock at an exercise price of $8.80 per share with an expiration date of September 30, 1996. During 1996, 1,495,515 warrants were exercised for a like number of common shares, with NVR realizing $13,161 in aggregate equity proceeds. In addition, during 1996 NVR repurchased 561,135 warrants, at market prices, for an aggregate purchase price of $309. NVR retired the repurchased warrants with a charge to retained earnings equal to the purchase price. A total of 106,178 warrants expired unexercised.

                                   NVR, INC.

9. INCOME TAXES

  The provision for income taxes consists of the following:

                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                          DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                          ----------------- ----------------- -----------------
   Current:
     Federal.............      $22,539           $19,070           $16,383
     State...............        3,101             4,198             4,222
   Deferred:
     Federal.............       (1,030)             (539)           (3,071)
     State...............          401               217              (525)
                               -------           -------           -------
                               $25,011           $22,946           $17,009
                               =======           =======           =======

  In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:

                                YEAR ENDED        YEAR ENDED        YEAR ENDED
                             DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                             ----------------- ----------------- -----------------
   Compensation expense for
    tax purposes in excess
    of amounts recognized
    for financial statement
    purposes...............       $ (464)            $ --              $ --
                                  ======             =====             =====

  Deferred income taxes on NVR's consolidated balance sheets are comprised of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
   Total deferred tax assets................................... $23,561 $23,830
   Less: valuation allowance...................................   2,852   2,852
                                                                ------- -------
                                                                 20,709  20,978
   Less: deferred tax liabilities..............................   9,158  10,056
                                                                ------- -------
                                                                $11,551 $10,922
                                                                ======= =======

  Deferred tax assets arise principally as a result of various reserves required for financial reporting purposes which are not currently deductible for tax return purposes. Deferred tax liabilities arise principally as a result of depreciation and accounting for certain sales on the installment method for tax return purposes.

  Management believes the Company will have sufficient available carry-backs and future taxable income to make it more likely than not that the net deferred tax asset will be realized. Taxable income was $66,833, $56,159 and $43,454 for the years ended December 31, 1997, 1996 and 1995.

  Tax benefits realized in subsequent periods related to unrecognized deferred tax assets as of September 30, 1993 will be recorded as a reduction of reorganization value in excess of amounts allocable to identifiable assets. For the years ended December 31, 1997, 1996 and 1995, $0, $7,000 and $0, respectively, of such benefits were realized. Unrecognized deferred tax assets which arose as of September 30, 1993 amounted to $2,852 as of December 31, 1997 and 1996, respectively.

                                   NVR, INC.

  A reconciliation of income tax expense in the accompanying statements of income to the amount computed by applying the statutory Federal income tax rate to income before income taxes, discontinued operations and extraordinary gains is as follows:

                                YEAR ENDED        YEAR ENDED        YEAR ENDED
                             DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                             ----------------- ----------------- -----------------
   Income taxes computed at
    the
   Federal statutory rate..       $18,862           $17,054           $11,693
   State income taxes, net
    of Federal
   income tax benefit......         2,276             2,870             2,403
   Non-deductible
    amortization...........         2,639             2,848             2,848
   Non-deductible expense..         1,093               --                --
   Other, net..............           141               174                65
                                  -------           -------           -------
                                  $25,011           $22,946           $17,009
                                  =======           =======           =======

10. PROFIT SHARING AND INCENTIVE PLANS

  Profit Sharing Plans--NVR has a trustee-administered, profit sharing retirement plan (the "Profit Sharing Plan") and an Employee Stock Ownership Plan ("ESOP") covering substantially all employees. The Profit Sharing Plan and the ESOP provide for annual contributions in amounts as determined by the NVR Board of Directors (the "Board"). The combined retirement plan expense for the years ended December 31, 1997, 1996 and 1995 was $3,081, $4,627 and $3,993, respectively. During 1997 and 1996, the ESOP purchased in the open market 110,569 and 150,000 shares respectively of NVR common stock using cash contributions provided by NVR. As of December 31, 1997, all shares held by the ESOP have been allocated to participant accounts.

  Management Incentive Plans--Management long-term incentive plans provide several types of equity incentives to NVR's executives and managers. The equity incentives take the form of stock options and performance share awards as described below. Stock options issued under the management long-term incentive plans are issued with an exercise price equal to the market value of the underlying shares on the date of grant.

  Under the Management Incentive Plan adopted by the Board in 1993, participants received options to purchase a total of 1,117,949 NVR shares (the "1993 NVR Share Options"). The 1993 NVR Share Options issued under the Management Incentive Plan were fully vested as of December 31, 1996, and generally expire 10 years after the dates upon which they were granted.

                                      1997                1996                1995
                               ------------------- ------------------- -------------------
                                          WEIGHTED            WEIGHTED            WEIGHTED
                                          AVERAGE             AVERAGE             AVERAGE
                                          EXERCISE            EXERCISE            EXERCISE
   MANAGEMENT INCENTIVE PLAN    OPTIONS    PRICES   OPTIONS    PRICES   OPTIONS    PRICES
   -------------------------   ---------  -------- ---------  -------- ---------  --------
   Options outstanding at
    the beginning of the
    year...................    1,076,424   $7.60   1,085,450   $7.59   1,130,213   $7.58
   Granted.................          --      --        6,503    8.21      24,528    7.96
   Canceled................       (5,000)   7.62        (800)   7.62     (46,965)   7.62
   Exercised...............     (117,472)   7.64     (14,729)   7.16     (22,326)   7.62
                               ---------   -----   ---------   -----   ---------   -----
   Outstanding at end of
    year...................      953,952   $7.60   1,076,424   $7.60   1,085,450   $7.59
                               =========   =====   =========   =====   =========   =====
   Exercisable at end of
    year...................      953,952   $7.60   1,076,424   $7.60     868,360   $7.59
                               =========   =====   =========   =====   =========   =====

  Exercise prices for Management Incentive Plan options outstanding at December 31, 1997 range from $5.06 to $9.11 per share, and their weighted average remaining contractual life equals 5.75 years.

                                   NVR, INC.

  Under the 1994 Management Incentive Plan (the "1994 Incentive Plan"), executive officers and other key employees of the Company are eligible to receive stock options (the "1994 NVR Share Options") and performance shares (the "1994 Performance Shares"). There are 48,195 1994 NVR Share Options and 1,124,929 1994 Performance Shares authorized for grant under the 1994 Incentive Plan. The 1994 NVR Share Options generally expire 10 years after the dates upon which they were granted, and vest in one-third increments on each of December 31, 1997, 1998 and 1999, with vesting based upon continued employment.

                                1997                1996                1995
                         ------------------- ------------------- -------------------
                                   WEIGHTED            WEIGHTED            WEIGHTED
                                    AVERAGE             AVERAGE             AVERAGE
                                   EXERCISE            EXERCISE            EXERCISE
1994 INCENTIVE PLAN       OPTIONS   PRICES    OPTIONS   PRICES    OPTIONS   PRICES
-------------------      --------- --------- --------- --------- --------- ---------

Options outstanding at
 the beginning of the
 year...................       --  $     --        --  $     --        --  $     --
Granted.................    35,000     14.00       --        --        --        --
Canceled................       --        --        --        --        --        --
Exercised...............       --        --        --        --        --        --
                         --------- --------- --------- --------- --------- ---------
Outstanding at end of
 year...................    35,000 $   14.00       --  $     --        --  $     --
                         ========= ========= ========= ========= ========= =========
Exercisable at end of
 year...................    11,667 $   14.00       --  $     --        --  $     --
                         ========= ========= ========= ========= ========= =========

  All 1994 Incentive Plan options outstanding at December 31, 1997 have an exercise price of $14.00 per share, and their weighted average remaining contractual life equals 9.2 years.

  A total of 1,105,200 1994 Performance Shares have been granted to employees as of December 31, 1997 and one-third of the 1994 Performance Shares have vested. Up to one-third of the total 1994 Performance Shares authorized may vest on each of December 31, 1998 and 1999 if certain earnings targets are met or exceeded. All 1994 Performance Shares that do not vest are forfeited back to NVR on December 31, 1999.

  During 1996, the Company's Shareholders approved the Board of Directors' adoption of the Management Long-Term Stock Option Plan (the "Management Long
Term Stock Option Plan"). There are 2,000,000 non-qualified stock options
("Options") authorized under the Management Long Term Stock Option Plan. The
Options generally expire 10 years after the dates upon which they were granted, and vest in one-third increments on each of December 31, 2000, 2001 and 2002, with vesting based upon continued employment.

                                1997                1996                1995
                         ------------------- ------------------- -------------------
                                   WEIGHTED            WEIGHTED            WEIGHTED
                                    AVERAGE             AVERAGE             AVERAGE
MANAGEMENT LONG-TERM               EXERCISE            EXERCISE            EXERCISE
STOCK OPTION PLAN         OPTIONS   PRICES    OPTIONS   PRICES    OPTIONS   PRICES
--------------------     --------- --------- --------- --------- --------- ---------

Options outstanding at
 the beginning of the
 year................... 1,554,000 $   10.58       --  $     --        --  $     --
Granted.................   216,000     16.51 1,554,000     10.58       --        --
Canceled................       --        --        --        --        --        --
Exercised...............       --        --        --        --        --        --
                         --------- --------- --------- --------- --------- ---------
Outstanding at end of
 year................... 1,770,000 $   11.30 1,554,000 $   10.58       --  $     --
                         ========= ========= ========= ========= ========= =========
Exercisable at end of
 year...................       --  $     --        --  $     --        --  $     --
                         ========= ========= ========= ========= ========= =========

  Exercise prices for Management Long-Term Incentive Plan options outstanding at December 31, 1997 range from $10.625 to $22.625 per share, and their weighted average remaining contractual life equals 9.6 years.

                                   NVR, INC.

  The weighted average fair values of grants made in 1997 and 1996 for management incentive plans were $10.13 and $6.14, respectively. The fair values of the options granted were estimated on the grant date using the Black-Scholes option pricing model based on the following weighted average assumptions:

                                                               1997      1996
                                                             --------  --------
   Estimated option life.................................... 10 years  10 years
   Risk free interest rate..................................     6.79%     7.10%
   Expected volatility......................................    35.16%     28.9%
   Expected dividend yield..................................      0.0%      0.0%

  Directors' Incentive Plans--The NVR Directors' Long Term Incentive Plan provides for each eligible director to be granted options ("Directors' Options") to purchase 22,750 shares of common stock with a maximum number of shares issuable under the plan of 364,000. There were 182,000 Directors' Options granted to eligible directors on September 30, 1993, leaving 182,000 options available for future grants as of December 31, 1997. The option exercise price for those options granted on September 30, 1993 was $16.60 per share, which exceeded the fair value of the underlying shares on the date of grant. None of the Directors' Options granted have been canceled or exercised since the grant date. The options became exercisable six months after the date of grant and expire in September 2003. Pursuant to the plan, each outside director also received a one-time cash payment of $200 during 1997 for the achievement of certain performance goals under a five-year measurement period beginning September 30, 1993.

  In addition, there were 192,000 NVR share options authorized and granted in 1996 to the Company's outside directors under the Directors' Long Term Stock Option Plan (the "Directors' Long Term Plan"). There are no additional options available for grant under this plan. The option exercise price for the options granted was $10.25 per share, which was equal to the fair market value of the Company's Shares on the date of grant. The Options were granted for a 10 year period beginning from the date of grant, and vest in one-third increments on each of December 31, 1999, 2000, and 2001. The weighted average grant-date fair value of the options granted during 1996 was $5.98 per share. The fair value was calculated using the Black-Scholes option pricing model, under the following assumptions: i) the estimated option life was equal to ten years,
ii) the risk free interest rate was 7.1% (based on the U.S. Treasury Strip quote on the date of grant, iii) the expected volatility equaled 28.9%, and
iv) the estimated dividend yield was 0%.

  SFAS No. 123 requires companies who continue to apply Opinion 25 to account for their stock-based employee compensation arrangements to provide pro forma net income and earnings per share as if the fair value based method had been used to account for compensation cost. Accordingly, pro forma net income and earnings per share would have been $27,637 ($2.09 per diluted share), $24,849 ($1.64 per diluted share), and $17,327 ($1.12 per diluted share) for the years ended December 31, 1997, 1996 and 1995, respectively, if the Company had accounted for its stock based employee compensation arrangements using the fair value method. The 1997, 1996 and 1995 effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income and earnings per share for future years because the number of option grants and the fair value assigned to the grants could differ.

11. COMMITMENTS AND CONTINGENT LIABILITIES

  NVR is committed under several non-cancelable operating leases involving office space and equipment, manufacturing facilities and equipment. Future minimum lease payments under these operating leases as of December 31, 1997 are as follows:

                                   NVR, INC.

   YEARS ENDED
   DECEMBER 31,
   ------------
   1998................................................................. $ 4,418
   1999.................................................................   2,559
   2000.................................................................   1,626
   2001.................................................................   1,031
   2002.................................................................     831
   Thereafter...........................................................   3,558
                                                                         -------
                                                                         $14,023
                                                                         =======

  Total rent expense incurred under operating leases was approximately $3,425, $3,180 and $3,363 for the years ended December 31, 1997, 1996 and 1995, respectively.

  During the ordinary course of operating the mortgage banking and homebuilding businesses, NVR is required to enter into bond or letter of credit arrangements with local municipalities, government agencies, or land developers to collateralize its obligations under various contracts. NVR had approximately $13,364 of contingent obligations under such agreements as of December 31, 1997. NVR believes it will fulfill its obligations under the related contracts and does not anticipate any losses under these bonds or letters of credit.

  NVR and its subsidiaries are also involved in litigation arising from the normal course of business. In the opinion of management, and based on advice of legal counsel, this litigation will not have any material adverse effect on the financial position or results of operations of NVR.

12. MORTGAGE-BACKED SECURITIES, NET OF MORTGAGE-BACKED BONDS, AND RELATED ASSETS AND LIABILITIES

  Mortgage-backed securities ("MBS") serve as collateral for the related mortgage-backed bonds ("Bonds") sold to third parties. The MBS cannot be sold except upon specified call dates of the Bonds. The calling of the Bonds at those dates is solely at the option of the Company. Principal and interest payments on the MBS are used to make the quarterly payments on the Bonds. In addition, prepayments of the underlying MBS are passed through as repayments of the Bonds so that the Bonds may be fully paid prior to their stated maturities. The Bonds are not guaranteed by NVR or any of its subsidiaries, other than the issuing Limited-Purpose Financing Subsidiary.

  The MBS and the reserve amounts which constitute the collateral for the Bonds of a series are held by a trustee for the benefit of the bondholders. The specific collateral pledged to secure a particular series is not available as collateral for any other series. In addition, the Company may, under certain circumstances, redeem certain series of Bonds. In such certain circumstances, the Bonds are redeemed at par and any market appreciation or depreciation accrues to the Company.

  During 1997, NVR sold, at a premium, MBS totaling $15,126, the proceeds of which were used to redeem in full the related outstanding Bonds which totaled $14,074. The sales of the MBS resulted in a pre-tax gain of $590, which was substantially offset by a pre-tax loss on the related Bonds of $552.

  During 1996, NVR sold, at a premium, MBS totaling $45,835, the proceeds of which were used to redeem in full the related outstanding Bonds which totaled $44,518. The sales of the MBS resulted in a pre-tax gain of $2,077, which was partially offset by a pre-tax loss on the related Bonds of $1,586.

                                   NVR, INC.

  The following comprise the assets and liabilities of the Limited Purpose Financing Subsidiary:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
   ASSETS:
   Mortgage-backed securities, net..........................  $20,010  $37,294
   Funds held by trustee....................................      245      557
   Other assets.............................................    1,030    1,388
                                                              -------  -------
     Total assets...........................................   21,285   39,239
                                                              -------  -------
   LIABILITIES:
   Accrued expenses and other liabilities...................      681      771
   Mortgage-backed bonds....................................   21,243   39,211
   Unamortized discounts....................................     (648)    (747)
                                                              -------  -------
     Total liabilities......................................   21,276   39,235
                                                              -------  -------
   Mortgage-backed securities, net of mortgage-backed bonds,
    and related assets and liabilities......................  $     9  $     4
                                                              =======  =======

  The weighted average portfolio yield on the MBS was 9.1% and 8.9% at December 31, 1997 and 1996, respectively. The Bonds mature through May 1, 2017 and bear interest ranging from 8.0% to 9.0%.

                                   NVR, INC.

13. QUARTERLY RESULTS [UNAUDITED]

  The following table sets forth unaudited selected financial data and operating information on a quarterly basis for the years ended December 31, 1997 and 1996.

                                               YEAR ENDED DECEMBER 31, 1997
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            QUARTER  QUARTER  QUARTER  QUARTER
                                            -------- -------- -------- --------
   Revenues--homebuilding operations......  $238,987 $281,437 $316,874 $316,724
   Gross profit--homebuilding operations..  $ 31,518 $ 38,628 $ 44,566 $ 43,455
   Mortgage banking fees..................  $  5,122 $  6,698 $  6,407 $  7,719
   Income before discontinued operations
    and extraordinary gain................  $  5,763 $  9,043 $  9,006 $  5,067
   Earnings per share before discontinued
    operations and extraordinary gain
    (1)...................................  $   0.42 $   0.71 $   0.68 $   0.39
   Contracts for sale, net of
    cancellations (homes).................     1,445    2,041    1,366    1,834
   Settlements (homes)....................     1,315    1,494    1,639    1,659
   Backlog, end of period (homes) (2).....     2,596    3,143    2,870    3,195
   Loans closed...........................  $297,698 $349,253 $396,117 $442,695
                                               YEAR ENDED DECEMBER 31, 1996
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            QUARTER  QUARTER  QUARTER  QUARTER
                                            -------- -------- -------- --------
   Revenues--homebuilding operations......  $200,235 $283,532 $312,658 $249,505
   Gross profit--homebuilding operations..  $ 26,390 $ 38,175 $ 42,283 $ 32,827
   Mortgage banking fees..................  $  5,999 $  6,819 $  6,225 $  4,986
   Income before discontinued operations
    and extraordinary gain................  $  3,740 $  8,770 $  8,274 $  4,997
   Earnings per share before discontinued
    operations and extraordinary gain
    (1)...................................  $   0.23 $   0.56 $   0.58 $   0.34
   Contracts for sale, net of cancella-
    tions (homes).........................     1,492    1,801      969    1,428
   Settlements (homes)....................     1,107    1,556    1,672    1,360
   Backlog, end of period (homes).........     2,856    3,101    2,398    2,466
   Loans closed...........................  $289,228 $321,795 $338,895 $294,027

--------
(1) Earnings per share before discontinued operations and extraordinary gains represent diluted earnings per share as defined in SFAS No. 128. Quarterly data for the year ended December 31, 1996 and for the first three quarters of 1997 have been restated from earnings per share data previously published in the Company's Form 10-Q's for the respective quarters pursuant to the requirements of SFAS No. 128.
(2) As discussed in Note 2, Homes acquired Fox Ridge on October 31, 1997. The acquisition of Fox Ridge increased the Company's backlog by 150 units on the date of the acquisition.

PROSPECTUS

                                 $400,000,000

                                   NVR, INC.

                                DEBT SECURITIES

                                 ------------

  NVR, Inc. ("NVR" or the "Company") may from time to time offer in one or more separate series unsecured, non-convertible debt securities ("Debt Securities") with an aggregate public offering price of up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be offered, separately or together, in amounts, at prices, with subsidiary guarantees and on other terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants and initial public offering price.

  The Debt Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Debt Securities.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE U.S. SECURITIES
 AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION,  NOR HAS  THE
  U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
    TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 6, 1998.

                    WHERE TO OBTAIN ADDITIONAL INFORMATION

  The Company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC" or "Commission"). You may read and copy any document the Company has filed with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. The Company's SEC filings are available to the public from the SEC's world wide web site at http://www.sec.gov. You may obtain a copy of the Company's SEC filings at no cost by writing or telephoning the Company's Corporate Secretary at:

              Corporate Secretary
              NVR, Inc.
              7601 Lewinsville Road, Suite 300
              McLean, Virginia 22102
              (703) 761-2000

  In addition, since the Company's Common Stock is listed on the American Stock Exchange, its SEC filings may be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

  The SEC allows the Company to "incorporate by reference" certain information it files with the SEC, which means that the Company may disclose important information in this Prospectus by referring the reader to the documents that contain the information. The information incorporated by reference is considered to be a part of this Prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of Debt Securities covered by this Prospectus is completed:

    (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) the Company's Current Report on Form 8-K dated April 6, 1998; and

    (3) the portions of the Company's Proxy Statement on Schedule 14A for the Annual Meeting of the Company's Shareholders to be held on May 5, 1998 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 relating to the Debt Securities offered by this Prospectus. This Prospectus is a part of the Registration Statement, but does not contain all of the information in the Registration Statement. For further information concerning the Company and the Debt Securities, reference is made to the Registration Statement and the exhibits filed with it, which may be examined at the locations listed in the first paragraph under this heading.

  Readers should rely only on the information provided or incorporated by reference in this Prospectus or in the applicable Prospectus Supplement. Readers should not assume that the information in the Prospectus and the applicable Prospectus Supplement is accurate as of any date other than the date on the front cover of the document.

  The Company is not making an offer to sell the Debt Securities in any state where an offer is not permitted.

                                  THE COMPANY

  The Company, formed in 1980 as NVHomes, Inc., is a holding company that currently operates, through its subsidiaries, in two business segments: (1) the construction and marketing of homes and (2) financial services, including a mortgage banking operation. Unless the context otherwise requires, references to "NVR" or the "Company" include its subsidiaries.

  NVR is one of the largest homebuilders in the United States and in the Washington, D.C. and Baltimore, Maryland metropolitan areas, where NVR derived approximately 66% of its 1997 homebuilding revenues. NVR's homebuilding operations construct and sell single-family detached homes, townhomes and condominium buildings in two distinct product lines, through two divisions:
Ryan Homes and NVHomes. Ryan Homes builds moderately priced homes in 16 metropolitan areas located in Maryland, Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee, and markets its homes primarily to first-time buyers. NVHomes builds homes largely in the Washington, D.C. metropolitan area, and markets its homes primarily to move-up buyers.

  In addition to building and selling homes, NVR provides a number of mortgage-related services through its national mortgage banking operations, which operate in 15 states. NVR's mortgage banking operations provide financing to a substantial portion of NVR's homebuilding customers. NVR's mortgage banking business sells all of the mortgage loans it closes into the secondary markets, but it retains the servicing rights associated with a small portion of those loans. NVR's mortgage banking business generates revenues primarily from origination fees, gains on marketing of loans, title fees, and sales of servicing rights.

  The Company is a Virginia corporation. Its executive offices and the executive offices of the Guarantors are located at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102 and the telephone number is (703) 761-2000.

                                THE GUARANTORS

  One or more of the following direct or indirect wholly owned subsidiaries of the Company, and one or more additional subsidiaries of the Company, may be guarantors: NVR Financial Services, Inc., a Pennsylvania corporation, NVR Homes, Inc., a Virginia corporation, RVN, Inc., a Delaware corporation, and Fox Ridge Homes, Inc., a Tennessee corporation (the "Guarantors"). If so provided in a Prospectus Supplement, one or more of the Guarantors would fully and unconditionally guarantee on a joint and several basis the Company's obligations under the Debt Securities being offered and sold, subject (a) to any subordination provisions described in the Prospectus Supplement, and (b) in the case of the guarantees generally, to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case, the liability of the Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor (which generally consists of indebtedness and other obligations of such Guarantor, including trade payables), permissible under applicable fraudulent conveyance or similar law.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Debt Securities for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges, the ratio of earnings to fixed charges of its homebuilding operations, and the ratio of earnings to fixed charges of each of the Guarantors, was as set forth below for each period indicated:

                                                         THREE       NINE
                                                         MONTHS     MONTHS         YEAR
                          YEAR ENDED DEC. 31,            ENDED       ENDED        ENDED
                          --------------------------    DEC. 31,   SEPT. 30,     DEC. 31,
                          1997     1996    1995 1994    1993(1)     1993(1)        1992
                          ----     ----    ---- ----    --------   ---------     --------
Homebuilding operations
NVR, Inc (excluding the
 Company's mortgage
 banking subsidiaries,
 limited purpose
 financing operations,
 and reorganization
 items)(2) .............  4.0      3.8     2.9  2.1          (3)      2.8           1.1
Total consolidated
 Company(4) ............  3.4      2.9     2.2  1.6          (5)         (5)(6)        (5)(6)
NVR Financial Services,
 Inc. ..................  1.6      1.2     1.1     (7)       (7)      1.3           1.2
NVR Homes, Inc. ........  2.7      3.6     3.0  2.5          (8)     6.14           4.3
RVN, Inc. ..............     (9)      (9)  --   --        --          --            --
Fox Ridge Homes, Inc. ..     (10)  7.7     6.3  2.9          (10)        (10)      30.8

--------
(1) Effective September 30, 1993, NVR L.P., which was a master limited partnership, was reorganized as NVR, Inc. under a plan of reorganization.
(2) For purposes of computing the ratio of earnings to fixed charges of the Company's homebuilding segment, the segment's earnings have been calculated by adding its fixed charges to its pre-tax income from continuing operations. The homebuilding segment's fixed charges consist of its interest costs, whether expensed or capitalized, the interest component of rental expense and the amortization of debt issuance costs. Effective October 1, 1993, the Company discontinued the capitalization of interest costs into inventory.
(3) Homebuilding earnings were insufficient to cover homebuilding fixed charges for the three months ended December 31, 1993 by $5.2 million. The ratio for the three months ended December 31, 1993 was adversely affected by a $9 million non-cash charge related to the "step-up" of inventory for fresh start accounting and reporting in accordance with AICPA Statement of Position 90-7.
(4) For purposes of computing the Company's consolidated ratio of earnings to fixed charges, consolidated earnings have been calculated by adding fixed charges to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs. Effective October 1, 1993, the Company discontinued the capitalization of interest costs into inventory.
(5) Consolidated earnings were insufficient to cover fixed charges for the three months ended December 31, 1993, the nine months ended September 30, 1993 and the year ended December 31, 1992 by $9.1 million, $4.4 million and $5.4 million, respectively.
(6) Reorganization costs related to the Company's bankruptcy proceedings totaled approximately $25 million and $14.3 million for the nine-month period ended September 30, 1993 and the year ended December 31, 1992, respectively.
(7) Earnings of NVR Financial Services, Inc. were insufficient to cover fixed charges for the year ended December 31, 1994 and the three months ended December 31, 1993 by $0.6 million and $3.7 million, respectively.
(8) Earnings of NVR Homes, Inc. were insufficient to cover fixed charges for the three months ended December 31, 1993 by $1.5 million.
(9) RVN, Inc. incurred no interest charges during the three months ended December 31, 1996 and the year ended December 31, 1997.
(10) Fox Ridge Homes, Inc. ("Predecessor") was acquired on October 31, 1997.
     For the ten months ended October 31, 1997, the Predecessor's ratio of earnings to fixed charges was 4.6. For the two months ended December 31, 1997, the Successor's ratio of earnings to fixed charges was 3.0. For the year ended December 31, 1993, the Predecessor's ratio of earnings to fixed charges was 4.7.

                        DESCRIPTION OF DEBT SECURITIES

  The following discussion describes certain general provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which these general provisions may apply will be set forth in the indenture or supplemental indenture under which the particular Debt Securities are issued, and will be described in a Prospectus Supplement relating to such Debt Securities. A form of the Senior Indenture (as defined herein) and a form of the Subordinated Indenture (as defined herein) under which Debt Securities may be issued have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and can be examined at the locations listed above under "Where to Obtain Additional Information." All section references appearing in this Prospectus are to sections of each Indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

GENERAL

  The Debt Securities will be nonconvertible, unsecured general obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued under separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of their anticipated provisions, do not purport to be complete and are qualified in their entirety by reference to the Indentures and Debt Securities themselves.

  The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company, as described below under "--Ranking."

  A substantial portion of the Company's operations are conducted through subsidiaries. If so provided in a Prospectus Supplement, the Debt Securities will have the benefit of guarantees from one or more of the Guarantors, all of which are direct or indirect subsidiaries of the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to the Company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable Prospectus Supplement. Moreover, such payments, loans and advances would be contingent upon the earnings of the subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or recapitalization of the subsidiaries (and the consequent right of the holders of Debt Securities to participate in those assets) will be subject to the claims of the subsidiaries' creditors. In the event that the Company is recognized as a creditor of a subsidiary, the Company's claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of the Debt Securities, and would be dependent primarily upon the receipt of funds from its subsidiaries.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures and described in an applicable Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or under authority granted by a resolution of the Board of Directors of the Company or as established in the applicable Indenture or in one or more supplemental indentures. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  It is expected that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise provided in the Indenture or supplemental indenture, any action permitted to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation, the following:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

    (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates are to be determined, at which such Debt Securities will bear interest, if any;

    (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which record dates may be determined, the persons to whom such interest will be payable, and the basis upon which interest is to be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (8) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

    (9) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts are to be determined;

    (12) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default, amendments, merger, consolidation and sale or covenants set forth in the applicable Indenture;

    (13) Whether such Debt Securities will be issued in certificate or book-entry form;

    (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (15) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture and any additional or different terms on which such series of Debt Securities may be defeased;

    (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

    (17) Whether and the extent to which such Debt Securities are guaranteed by the Guarantors and the form of any such Guarantee; and

    (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated by the SEC under the Securities Act of 1933) of the Company.

  "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplements. At the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof is to be given to the Holder of such Debt Security not less than ten days before to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture or supplemental indenture (Section 307).

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  Neither the Company nor any Trustee will be required to (1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (3) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

  The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (1) either the Company is the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets expressly assumes payment of the principal of (and premium, if any) and interest on all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or a Subsidiary at the time of such transaction, no Event of Default under the Indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, will have occurred and be continuing; and (3) an officer's certificate and legal opinion covering such conditions is to be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Existence. Except as described above under "Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises, but the Company will not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of the Company's business and that its loss is not disadvantageous in any material respect to the Holders of the Debt Securities.

  Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value.

  Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; but the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings (Section 1007).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

  Any additional covenants of the Company and/or modifications to the covenants described above with respect to any series of Debt Securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or supplemental indenture and described in the Prospectus Supplement relating thereto.

GUARANTEES

  In order to enable the Company to obtain more favorable interest rates and terms with respect to Debt Securities, payment of the principal of (and any premium) and interest on offered Debt Securities may (if so specified in the applicable Prospectus Supplement) be guaranteed jointly and severally on a full and unconditional basis by one or more of the Guarantors. Each guarantee will be an unsecured obligation of the Guarantor issuing the guarantee. The ranking of any guarantees of the Debt Securities and the terms of the subordination, if any, will be set forth in the applicable Prospectus Supplement.

  If specified in the applicable Prospectus Supplement, the Company's obligations under the Debt Securities will be guaranteed by one or more of four of its subsidiaries, NVR Financial Services, Inc., NVR Homes, Inc., RVN, Inc. Fox Ridge Homes, Inc. or any other Subsidiaries of the Company (the "Guarantors"). See "The Guarantors" above.

  The Indenture will provide that, in the event of any guarantee of the Debt Securities by a Guarantor would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee will be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor permissible under the applicable fraudulent conveyance or similar law.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder, subject to any modifications or deletions provided in any supplemental indenture with respect to any series of Debt Securities: (1) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (2) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (3) default in making any sinking fund payment as required for any Debt Security of such series; (4) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of their property; and (7) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). At any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, however, the Holders of not less than a majority in principal amount of the outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (1) the Company has deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (2) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (2) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby (Section 513).

  Each Trustee will be required to give notice to the Holders of the applicable Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; but the Trustee may withhold notice of any default (except a default in the payment of the principal of (or premium, if any) or interest on such Debt Securities or in the payment of any sinking fund installment in respect of such Debt Securities) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

  Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under such Indenture, unless such Holders offer to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. A Trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable Indenture that may involve such Trustee in personal liability or may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 180 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

MODIFICATION OF THE INDENTURES

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; but no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (1) change the stated maturity of the principal of, or any installment of interest (or the premium, if any) on, any such Debt Security;
(2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest on any such Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (5) reduce the percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (6) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1010).

  Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (1) to evidence the succession of another person to the Company as obligor under such Indenture or to evidence the addition or release of any Guarantor in accordance with the Indenture or any Supplemental Indenture; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (3) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (5) to change or eliminate any provisions of an Indenture, if such change or elimination becomes effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (6) to secure the Debt Securities; (7) to establish the form or terms of Debt Securities of any series; (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (9) to cure any ambiguity, defect or inconsistency in an Indenture, (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, if such action does not adversely affect the interests of the Holders of the Debt Securities of any other series in any material respect; or (11) to make any change that does not adversely affect the legal rights under an Indenture of any Holder of Debt Securities of any series issued thereunder (Section 901).

  Each Indenture will provide that in determining whether the Holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that is deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of any Debt Security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (1) above), (3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security under the applicable Indenture, and (4) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor are to be disregarded.

RANKING

  Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of (and premium, if any) and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal (and premium, if any) and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal (or premium, if any) or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.

  Senior Debt will be defined in the Subordinated Indenture as the principal of (and premium, if any) and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (1) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (2) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (3) obligations of the Company as lessee under leases of property either made as part of a sale and leaseback transaction to which the Company is a party or otherwise, (4) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (5) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (6) any binding commitment of the Company to fund a real estate investment or to fund an investment in an entity making a real estate investment, in each case other than (i) any such indebtedness, obligation or liability referred to in clauses (1) through (6) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks equally with the Subordinated Securities,
(ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (iii) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" is defined to mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by a lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

  If this Prospectus is being delivered in connection with a series of Subordinated Securities, the applicable Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  Each Indenture will provide that, if the provisions relating to defeasance and covenant defeasance are made applicable to the Debt Securities of or within any series, the Company may elect either (1) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (2) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as described in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (defined as described below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (to the extent specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section
1404).

  "Government Obligations" is defined to mean securities that are (1) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, if (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (1) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (1) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (2) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (3) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of an Event of Default other than the Event of Default described in clause (4) above in the first paragraph under the caption "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (7) above in the first paragraph under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. The Company would remain liable, however, to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

  None of the Debt Securities will be convertible into or exchangeable for common stock or any other securities or property of the Company or any Subsidiary.

REDEMPTION OF SECURITIES

  The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the prescribed redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

  From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

  Notice of any optional redemption by the Company of any Debt Securities is required to be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will be required to specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

  If the Company elects to redeem Debt Securities, it will be required to notify the Trustee at least 45 days before the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If fewer than all the Debt Securities are to be redeemed, the Trustee is required to select the Debt Securities to be redeemed pro rata, by lot or in such manner as it deems fair and appropriate.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") to be deposited with, or on behalf of, a depository identified in the applicable Prospec-tus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities to or through underwriters, and also may sell them directly to other purchasers or through agents.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of the Debt Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an securities exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

  Under agreements the Company and the Guarantors may enter into, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company and the Guarantors against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company and the Guarantors in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts will be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Company must have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by Contracts.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the 1997 Annual Report on Form 10-K of the Company have been so incorporated in reliance on the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The legality of the securities covered by this Prospectus will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., counsel to the Company and the Guarantors.

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 NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                          PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary............................................  S-1
Forward-Looking Statements...............................................  S-7
Risk Factors.............................................................  S-7
Use of Proceeds.......................................................... S-12
Capitalization........................................................... S-13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-14
Business................................................................. S-18
Management............................................................... S-22
Description of Notes..................................................... S-23
Underwriting............................................................. S-49
Legal Matters............................................................ S-50
Financial Statements.....................................................  F-1

                               PROSPECTUS

Where to Obtain Additional Information...................................    2
The Company..............................................................    3
The Guarantors...........................................................    3
Use of Proceeds..........................................................    3
Ratios of Earnings to Fixed Charges......................................    4
Description of Debt Securities...........................................    5
Plan of Distribution.....................................................   15
Experts..................................................................   16
Legal Matters............................................................   16

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                                 $145,000,000


                                   NVR, Inc.

                           8% Senior Notes due 2005



                          [LOGO OF NVR APPEARS HERE]

                                    -------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 8, 1998

                                    -------


                             Salomon Smith Barney

                          Credit Suisse First Boston

                    Friedman, Billings, Ramsey & Co., Inc.

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